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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ROCKWELL HOLDCO, INC.,

ROCKWELL ACQUISITION CORP.

and

ENERGYSOLUTIONS, INC.

Dated as of January 7, 2013

i

ii

iii

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 7, 2013, is made by and among Rockwell Holdco, Inc., a Delaware corporation ("Parent"), Rockwell Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), and EnergySolutions, Inc., a Delaware corporation (the "Company"). Each of Parent, Merger Sub and the Company are referred to herein as a "Party" and together as "Parties."

        WHEREAS, the Board of Directors of the Company and the respective Boards of Directors of Parent and Merger Sub have approved, adopted and declared fair and advisable the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and have determined that the Merger is in the best interest of their respective stockholders;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent has delivered to the Company a guarantee of Energy Capital Partners II-A, LP, a Delaware limited partnership (the "Guarantor"), dated as of the date hereof, in favor of the Company with respect to the obligation of Parent to pay the Parent Termination Fee or any Capped Damages which are awarded pursuant to Section 8.2 (the "Guarantee"); and

        WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINED TERMS AND INTERPRETATION

        Section 1.1    Certain Definitions.    For purposes of this Agreement, the term:

          (a)   "Acceptable Confidentiality Agreement" shall mean a customary confidentiality agreement containing terms no less favorable to the Company than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any provision in Section 6.4 hereof; provided, further, that such confidentiality agreement need not prohibit the submission of any non-public Acquisition Proposals or amendments thereto to the Company Board.

          (b)   "Acquisition Proposal" shall mean any inquiry, proposal or offer (whether in writing or otherwise) relating to, or that would be reasonably expected to lead to, (i) the direct or indirect acquisition or purchase, in one transaction or a series of transactions, of ten percent (10%) or more of the outstanding shares of Company Common Stock or other class of capital stock of the Company by any Person other than Parent or its Affiliates, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets (including any contractual rights or other assets owned by the Company or any Company Subsidiary with respect to any of the Magnox Companies), recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any Person other than Parent or its Affiliates acquiring assets (including capital stock of or interest in the Company, any resulting parent company of the Company or any Subsidiary of the Company or any capital stock of or interest in any Company Joint Venture which is owned by the Company or any Company Subsidiary) representing, directly or indirectly, ten percent (10%) or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization), cash flow from operations, or assets (in each case determined in accordance with GAAP) of the Company and the Company Subsidiaries, taken as a whole, or (iii) any tender offer or exchange offer that, if consummated, would result in any Person other than Parent or its Affiliates beneficially owning ten percent (10%) or more of the outstanding shares of Company Common Stock or other class of capital stock of the Company.

          (c)   "Affiliate" of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, or by Contract, credit arrangement or otherwise.

          (d)   "Agreement State" shall mean a State that has entered into an agreement with the NRC pursuant to Section 274 of the Atomic Energy Act that gives the State authority to license and inspect Byproduct Material, Source Material or Special Nuclear Material used or possessed within their borders pursuant to a program for the control of radiation hazards to protect the public health and safety with respect to the materials covered by the agreement that is compatible with NRC's program for regulating such materials.

          (e)   "Associate" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

          (f)    "Atomic Energy Act" shall mean the Atomic Energy Act of 1954, as amended, 42 U.S.C. § 2011 et seq.

          (g)   "Blue Sky Laws" shall mean state securities or "blue sky" laws.

          (h)   "Business Day" shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

          (i)    "Byproduct Material" shall mean any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.

          (j)    "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

          (k)   "Company Benefit Plan" shall mean each material "employee pension benefit plan" (as defined in Section 3(2) of ERISA), each material "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), each material employment, severance, change of control or similar Contract, and each other plan, program, agreement, Contract arrangement or policy (written or oral) relating to compensation, stock options, stock purchases, phantom stock or other stock-based rights, deferred compensation, incentive, bonus, commission, severance, post-employment or retirement, retention, pension, profit-sharing, health or medical, disability, vacation, fringe benefits or other employee benefits of any kind and the UK DB Plans, in each case, sponsored, maintained or contributed to, or required to be maintained or contributed to, by the Company, any Company Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer, director or consultant (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any obligation or Liability (contingent or otherwise) but which shall not mean any plan (including a pension or retirement plan or section thereof), Contract, policy or other documentation as referred to within this Section 1.1(k) sponsored, maintained or contributed to or required to be maintained or contributed to by any Magnox Companies.

          (l)    "Company Board" shall mean the Board of Directors of the Company.

          (m)  "Company By-laws" shall mean the Amended and Restated By-laws of the Company, effective as of October 18, 2007, as amended.

          (n)   "Company Certificate of Incorporation" shall mean the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on October 18, 2007.

          (o)   "Company Common Stock" shall mean the Common Stock of the Company, par value $0.01 per share.

          (p)   "Company Disclosure Letter" shall mean the disclosure letter delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that (i) any matter disclosed in any section of the Company Disclosure Letter shall be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section and (ii) the disclosure of any matter or item in the Company Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially," "materiality" or "Company Material Adverse Effect" or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Company Material Adverse Effect).

          (q)   "Company Joint Venture" shall mean each of (i) Global Threat Reduction Solutions, LLC, a Texas limited liability company, (ii) Idaho Treatment Group LLC, a Delaware limited liability company, (iii) LATA/Parallax Portsmouth, LLC, a New Mexico limited liability company, (iv) Semprasafe, LLC, a Delaware limited liability company, (v) TPMC-EnergySolutions Environmental Services, LLC, a Texas limited liability company, (vi) TPMC-EnergySolutions Environmental Services 2008, LLC, a Texas limited liability company, (vii) TPMC-EnergySolutions Environmental Services 2009, LLC, a Texas limited liability company, (viii) TPMC-EnergySolutions Environmental Services 2010, LLC, a Texas limited liability company, (ix) TPMC-EnergySolutions Environmental Services 2011, LLC, a Texas limited liability company, (x) TPMC-EnergySolutions Environmental Services 2012, LLC, a Texas limited liability company, (xi) Uranium Disposition Services, LLC, a Tennessee limited liability company, (xii) Washington River Protection Solutions LLC, a Delaware limited liability company, (xiii) Weskem, LLC, a Delaware limited liability company, (xiv) West Valley Environmental Services LLC, a Delaware limited liability company, (xv) Vitritek Environmental, Inc., a Delaware corporation, (xvi) Reactor Site Solutions Limited, an England and Wales company incorporated as private limited by shares, or any other successor entity thereto and (xvii) any other Joint Venture of the Company or any Subsidiary of the Company in which the invested capital associated with the Company's or such Subsidiary's interest exceeds $5,000,000.

          (r)   "Company Material Adverse Effect" shall mean any event, change, occurrence, circumstance, development or effect that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business (which for the avoidance of doubt includes any impact on the business resulting from the Magnox Companies or the Company Joint Ventures), properties, assets, Liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, provided that in no event shall any of the following be considered in determining whether such material adverse effect has occurred or would reasonably be expected to occur: (i) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, or stock, bond and/or debt prices) in the United States or the United Kingdom (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby relative to other similarly situated participants in the nuclear industry); (ii) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby relative to other similarly situated participants in the nuclear industry); (iii) the engagement of hostilities by or within any country, which have commenced or worsened after the date hereof (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby relative to other similarly situated participants in the nuclear industry); (iv) the public announcement of discussions among the Parties regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or Merger Sub, or the public announcement, pendency or consummation of the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers or employees, and any suit, action or proceeding arising therefrom or in connection therewith); (v) the mere fact that the Company has failed to meet any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying events, changes, occurrences, circumstances, developments or effects relating to or causing such failure may be considered, along with the effects or consequences thereof); (vi) any change in the trading price or trading volume of Company Common Stock on the NYSE or any change in the Company's credit rating (although for purposes of clarity, any underlying events, changes, occurrences, circumstances, developments or effects, with respect to this clause (x) relating to or causing such failure may be considered, along with the effects or consequences thereof) or (y) prevents, or would reasonably be expected to prevent, the satisfaction by the Company of any of the conditions set forth in Section 7.1 or Section 7.2.

          (s)   "Company Option" shall mean any option to acquire any share of Company Common Stock issued or granted pursuant to the Company Stock Plan.

          (t)    "Company Performance Share Unit" shall mean any performance unit covering any share of Company Common Stock granted pursuant to the Company Stock Plan.

          (u)   "Company Phantom Share Award" shall mean each compensatory right to receive a payment in cash measured by the value of a number of shares of Company Common Stock granted pursuant to a stand-alone award agreement.

          (v)   "Company Restricted Stock" shall mean any share of Company Common Stock issued pursuant to the Company Stock Plan that, as of immediately prior to the Effective Time, remains subject to specified vesting criteria or other restrictions.

          (w)  "Company Stock Plan" shall mean the Company's 2007 Equity Incentive Plan.

          (x)   "Company Termination Fee" shall mean an amount in cash equal to $13,600,000; except in the event that (a) this Agreement is terminated pursuant to Section 8.1(c)(iii) or Section 8.1(d)(iii), (b) such termination occurs on or before the Cut-Off Date and (c) the Company enters into a definitive agreement with an Exempted Person with respect to a Superior Proposal in connection with Section 6.4 on or before the Cut-Off Date, in which case the Company Termination Fee shall be an amount in cash equal to $9,100,000 instead of $13,600,000.

          (y)   "Confidentiality Agreement" shall mean that certain letter agreement, dated as of October 14, 2011, by and between the Company and Energy Capital Partners II, LLC, as such agreement may be amended from time to time.

          (z)   "Continuing Employee" shall mean any Person who is employed by the Company or any Company Subsidiary (including such Persons on disability or leave of absence, whether paid or unpaid) and continues to be employed by Parent or the Surviving Corporation (or any Subsidiary thereof) as of the Effective Time.

          (aa) "Contract" shall mean any note, bond, mortgage, indenture, debenture, purchase order, lease, sublease, license, sublicense, permit, concession, franchise, contract, subcontract, agreement, instrument, obligation, commitment, cooperative agreement, grant agreement, memorandum of understanding or other legally binding commitment or undertaking of any nature, whether oral or written.

          (bb) "Credit Agreement" shall mean that certain Credit Agreement dated as of August 13, 2010 among the Company, EnergySolutions, LLC, the lenders party thereto, and JPMorgan Chase Bank, N.A.

          (cc) "Debt Financing Sources" shall mean (i) Persons that have committed to provide the debt financing in connection with the transactions contemplated hereby and (ii) any other Persons acting as agents or arrangers or in any similar capacity in connection with such debt financing.

          (dd) "Energy Reorganization Act" shall mean the Energy Reorganization Act of 1974, as amended.

          (ee) "Environmental Law" shall mean any Laws which: (i) regulate the protection or cleanup of the environment, the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety (but only insofar as safety pertains to exposure to Hazardous Materials) of persons or property, including protection of the health and safety (but only insofar as safety pertains to exposure to Hazardous Materials) of employees; or (ii) impose liability or obligation for any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), and analogous state, provincial and foreign Laws.

          (ff)  "Equity Interest" shall mean any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing.

          (gg) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (hh) "ERISA Affiliate" shall mean any entity, trade or business, whether or not incorporated, that would be deemed a "single employer" with the Company or any Company Subsidiary under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

          (ii)   "ES EU" shall mean EnergySolutions EU Limited.

          (jj)   "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (kk) "Exempted Person" shall mean any Person, group of Persons or group that includes any Person (so long as in each case such Person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End Date constitute at least fifty percent (50%) of the equity financing of such group at all times following the Solicitation Period End Date and prior to the termination of this Agreement), from whom the Company or any Company Representative has received a bona fide written Acquisition Proposal after the execution of this Agreement and prior to the Solicitation Period End Date that the Company Board determines, as of the Solicitation Period End Date, in good faith, after consultation with its financial and outside legal advisor is bona fide and constitutes, or is reasonably likely to lead to, a Superior Proposal; provided, that notwithstanding anything to the contrary contained in this definition of "Exempted Person," any such Person or group shall cease to be an Exempted Person for all purposes under this Agreement upon the earlier of (i) the Cut-Off Date and (ii) immediately at such time as all Acquisition Proposals made by such Person or group expire, are withdrawn or terminated, or no longer constitute, and are no longer reasonably likely to lead to, a Superior Proposal.

          (ll)   "Expenses" shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Loan Amendments, Tender Offer, the Financing, the Financing Commitments, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under any Law, any filing with, and obtaining of any necessary action or non-action, consent or approval from any Governmental Entity pursuant to any Law, engaging the services of the Paying Agent, obtaining Third Party consents, any other filings with the SEC and all other matters related to the closing of the Merger, the Loan Amendments, Tender Offer, the Financing, the Financing Commitments and the other transactions contemplated by this Agreement.

          (mm)  "GAAP" shall mean generally accepted accounting principles as applied in the United States.

          (nn) "Government Bid" shall mean any bid, proposal, quote, or other offer submitted by the Company, any Company Subsidiary or any Company Joint Venture that could result in a Government Contract.

          (oo) "Government Contract" shall mean any Contract (i) between the Company, any Company Subsidiary, or any Government Contract Joint Venture and a Governmental Entity or (ii) where the Company, any Company Subsidiary, or any Government Contract Joint Venture is acting as a subcontractor (at any tier) to another Person in connection with a Contract between such Person and a Governmental Entity; in each case, other than any such Contract that is a Real Property Lease or Permitted Lien.

          (pp) "Government Contract Joint Venture" shall mean each of (i) Global Threat Reduction Solutions, LLC, a Texas limited liability company, (ii) LATA/Parallax Portsmouth, LLC , a New Mexico limited liability company, (iii) Semprasafe, LLC, a Delaware limited liability company, (iv) TPMC-EnergySolutions Environmental Services, LLC, a Texas limited liability company, (v) TPMC-EnergySolutions Environmental Services 2008, LLC, a Texas limited liability company, (vi) TPMC-EnergySolutions Environmental Services 2009, LLC, a Texas limited liability company, (vii) TPMC-EnergySolutions Environmental Services 2010, LLC, a Texas limited liability company, (viii) Washington River Protection Solutions LLC, a Delaware limited liability company, (ix) TPMC-EnergySolutions Environmental Services 2011, LLC, a Texas limited liability company, (x) TPMC-EnergySolutions Environmental Services 2012, LLC, a Texas limited liability company, and (xi) any other Joint Venture of the Company or any Subsidiary of the Company which has entered into a Government Contract or submitted a Government Bid.

          (qq) "Governmental Entity" shall mean (i) any national, federal, provincial, state, county, municipal, local, or foreign government, or any court, tribunal, judicial or arbitral body, department, board, commission or self-regulatory organization, in each case exercising executive, legislative, judicial, regulatory, expropriation, taxing or administrative functions of or pertaining to government, (ii) any public, national or international governing or government organization or body or (iii) any agency, division, bureau, department, commission, commissioner, governor-in-council, cabinet, minister, secretary, board, instrumentality, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition.

          (rr)  "Hazardous Material" shall mean any material, substance or waste that is regulated as "hazardous," "toxic," a "pollutant" or "contaminant" under applicable Environmental Law, including but not limited to petroleum, petroleum byproducts, tritium, urea formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing material, and radioactive materials.

          (ss)  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          (tt)  "Indebtedness" of any Person shall mean, without double counting, all obligations contingent or otherwise, in respect of (i) borrowed money; (ii) indebtedness evidenced by notes, debentures or similar instruments; (iii) capitalized lease obligations; (iv) the deferred purchase price of assets, services or securities (in each case, other than ordinary trade accounts payable and accrued expenses); (v) all obligations, under acceptance, letter of credit, surety bonds, reimbursement obligations owed to sureties or bonding companies, or similar facilities, in each case, to the extent drawn or funded; (vi) all payment obligations under any interest rate swap agreement, arrangement entered into for the purpose of limiting or managing interest rate risk, or currency, commodity, swap, collar, rate cap, call option or other derivatives; (vii) all obligations of other Persons in respect of the items described in the foregoing clauses (i) through (vi) guaranteed directly or indirectly in any manner by such Person; and (viii) interest, premium, penalties (including prepayment and early termination penalties), and other amounts owing in respect of the items described in the foregoing clauses (i) through (vii).

          (uu) "Indemnified Party" shall mean any individual who, at or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any Company Subsidiary or Affiliate of the Company or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such individual.

          (vv) "Intellectual Property Rights" shall mean all U.S. and foreign patents, trade names, trademarks, service marks, Internet domain names, copyrights, trade secrets and other intellectual property rights, and all applications and registrations for any of the foregoing.

          (ww)  "Intentional Breach" shall mean, with respect to any material representation, warranty, agreement or covenant of a Party contained herein, an action or omission (including a failure to cure circumstances) within the reasonable control of such Party, taken or omitted to be taken after the date hereof that such Party intentionally takes (or fails to take) with the knowledge that such action or omission would, or would reasonably be expected to, prevent or materially delay or impair the ability of such Party to consummate the Merger and the other transactions contemplated by this Agreement.

          (xx) "Intervening Event" shall mean an event, fact, circumstance, development or occurrence that is material to the Company and its Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or any of its Subsidiaries) that was not known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement which event, fact, circumstance, development or occurrence becomes known to the Company Board prior to receipt of the Stockholder Approval; provided, however, that in no event shall any event, fact, circumstance, development or occurrence resulting from or relating to any of the following give rise to an Intervening Event: (a) any Acquisition Proposal; (b) the public announcement of discussions among the Parties regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or Merger Sub, or the public announcement, pendency or consummation of the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers or employees, and any suit, action or proceeding arising therefrom or in connection therewith); (c) any change in the trading price or trading volume of Company Common Stock on the NYSE or any change in the Company's credit rating (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (c) relating to or causing such change may be considered, along with the effects or consequences thereof); (d) the mere fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (e) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby relative to other similarly situated participants in the nuclear industry); or (f) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices) in the United States or the United Kingdom (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby relative to other similarly situated participants in the nuclear industry).

          (yy) "IRS" shall mean the Internal Revenue Service.

          (zz) "Joint Venture" of a Person shall mean any Person that is not a Subsidiary of such first Person, in which such first Person or one or more of its Subsidiaries owns directly or indirectly any Equity Interests, other than Equity Interests that represent less than 5% of each class of the outstanding voting securities or other Equity Interests of such second Person, but excluding the Magnox Companies.

          (aaa)  "Knowledge" shall mean (i) in the case of the Company, the actual knowledge of the Persons listed on Exhibit A as of the date hereof, provided, that such Persons have reviewed their personal files and the applicable portions of this Agreement and the Company Disclosure Letter; and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of the Persons listed on Exhibit B provided, that such Persons have reviewed their personal files and the applicable portions of this Agreement.

          (bbb)  "Law" shall mean any federal, state, local, foreign or international law, statute, treaty, ordinance, common law, rule or regulation of any Governmental Entity.

          (ccc)  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

          (ddd)  "Loan Amendments" shall mean (i) any amendments to the Credit Agreement as are necessary to permit the consummation of the transactions contained herein without causing an "Event of Default" (as such term is defined therein) and (ii) such other amendments thereto specified by Parent in its reasonable discretion.

          (eee)  "Low Level Waste" shall mean radioactive material that: (i) is neither Spent Nuclear Fuel as defined herein, nor Byproduct Material; and (ii) the NRC, consistent with existing Law and clause (i) above classifies as low-level radioactive waste, and in any foreign jurisdiction shall have the meaning given to it or its equivalent or analogous term by the Laws of such jurisdiction.

          (fff) "Magnox Companies" shall mean Magnox Limited, Energy Sales and Trading Limited and Magnox Electric Group Pension Trustee Company Limited.

          (ggg)  "Magnox Parent Body Agreement" shall mean the amended, restated and consolidated parent body agreement, dated as of October 4, 2011, by and between the NDA, ES EU, and Magnox Limited, as amended from time to time.

          (hhh)  "Marketing Period" shall mean the first period of twenty (20) consecutive calendar days commencing after the date hereof and throughout which:

              (i)  Parent shall have received the Required Financial Information;

             (ii)  the conditions set forth in Section 7.1 (other than Section 7.1(d)) are satisfied; and

            (iii)  nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.2(a) or 7.2(b) to fail to be satisfied, assuming that such conditions were applicable at any time during such twenty (20) consecutive-calendar-day period;

  provided that (x) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing or the Loan Amendments are obtained, and (y) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period:

              (A)  Ernst & Young LLP shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by Ernst & Young LLP or another independent public accounting firm; or

              (B)  the Company issues a public statement indicating its intent to restate any financial statements included in the Required Financial Information or that any such restatement is under consideration, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the applicable Required Financial Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP;

  provided, further, that if the financial statements included in the Required Financial Information would not be sufficiently current on any day during such twenty (20) consecutive-calendar-day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such twenty (20) consecutive-calendar-day period, such twenty (20) consecutive-calendar-day period shall be extended for ten (10) calendar days following the receipt by Parent of updated Required Financial Information that would be sufficiently current to permit a registration statement using such financial statements to be declared effective by the SEC during the remainder of such ten (10) calendar-day period; and

  provided, however, that if the Company shall in good faith reasonably believe it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating that it believes that it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information and, within three (3) Business Days of the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information that Parent reasonably believes the Company has not delivered).

          (iii)  "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 3(37) of ERISA, excluding for the avoidance of doubt the UK DB Plans.

          (jjj)  "NRC" shall mean the United States Nuclear Regulatory Commission and any successor agency thereto.

          (kkk)  "NDA" shall mean the United Kingdom Nuclear Decommissioning Authority and any successor thereto.

          (lll)  "NRC Licenses" shall mean all Permits necessary for the ownership and possession of the Zion Station Site pursuant to the requirements of all Nuclear Laws, including the Operating Licenses Nos. DPR-39 and DPR-48 and all embedded licenses for possession of Byproduct Material and Special Nuclear Material, pursuant to which ZionSolutions, LLC is authorized to possess the Zion Station Site.

          (mmm)  "Nuclear Fuel" shall mean any Source Material, Special Nuclear Material or Byproduct Material, including any ores, mined or unmined, uranium concentrates, natural or enriched uranium hexafluoride, or any material in process containing uranium, and any fuel assemblies or parts thereof, any of which are required for the generation of electricity at a nuclear power electric generating station (including the Zion Station) when it was an operating nuclear power generating station.

          (nnn)  "Nuclear Laws" shall mean all Laws, implementing regulations, and amendments, other than Environmental Laws, governing: the regulation of nuclear power plants, Source Material, Byproduct Material and Special Nuclear Materials; the regulation of Low Level Waste and Spent Nuclear Fuel; the management, handling of, transportation and storage of Nuclear Materials, wastes, and fuels; the regulation of Safeguards Information; the regulation of Nuclear Fuel; the enrichment of uranium; the disposal of spent Nuclear Materials, wastes, and fuels; contracts for payments to the Nuclear Waste Fund; and the antitrust laws and the Federal Trade Commission Act, as applicable to specified activities or proposed activities of certain licensees of commercial nuclear reactors. Nuclear Laws include, but are not limited to, the Atomic Energy Act; the Price-Anderson Act; the Energy Reorganization Act; Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97-351; 96 Stat. 1663); Nuclear Waste Policy Act (Public Law 97-425; 96 Stat. 2201; 42 U.S.C. Section 10101 et seq.); Energy Policy Act of 2005 (Public Law 109-58; 119 Stat. 594); Radiation Exposure Compensation Act (Public Law 101-426); Nuclear Nonproliferation Act of 1978 (Public Law 95-242; 92 Stat. 120); Uranium Mill Tailings Radiation Control Act (Public Law 95-604; 92 Stat. 3021); the Foreign Assistance Act of 1961 (22 U.S.C. Section 2151 et seq.); the Low-Level Radioactive Waste Policy Act (Public Law 96-573; 94 Stat. 3347); the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. Section 2021d; 102 Stat. 471); the Energy Policy Act of 1992 (42 U.S.C. Section 13201 et seq.); OECD Paris Convention on Third Party Liability in the Field of Nuclear Energy (1960); the European Atomic Energy Community Treaty (1957); IAEA Vienna Convention on Civil Liability for Nuclear Damage (1963); OECD Brussels Supplementary Convention on Third Party Liability in the Field of Nuclear Energy (1963); IAEA Convention of Nuclear Safety (1994); Joint Protocol relating to the Paris and Vienna Conventions (1988); IAEA Convention on the Physical Protection of Nuclear Material (1980); IAEA Joint Convention on Safety of Spent Fuel Management and on the Safety of Radioactive Waste Management (1997); the United Kingdom Nuclear Installations Act 1965 (as amended); the Environmental Permitting (England and Wales) (Amendment) Regulations 2011; the United Kingdom Nuclear Safeguards Act 2000; the United Kingdom Radioactive Substances Act 1993; all related regulations, protocols and EU Directives; and any Laws, other than Environmental Laws, analogous, or of similar effect, to the foregoing.

          (ooo)  "Nuclear Materials" shall mean Source Material, Byproduct Material, Special Nuclear Material, Low Level Waste, and Spent Nuclear Fuel.

          (ppp)  "Nuclear Waste Fund" shall mean the fund established by Section 302(c) of the Nuclear Waste Policy Act in which the Spent Nuclear Fuel Fees are deposited to be used for the design, construction and operation of a High Level Waste Repository and other activities related to the storage and disposal of Spent Nuclear Fuel.

          (qqq)  "Nuclear Waste Policy Act" shall mean the Nuclear Waste Policy Act of 1982, as amended.

          (rrr) "NYSE" shall mean the New York Stock Exchange.

          (sss) "Order" shall mean any order, charge, judgment, writ, stipulation, settlement, award, injunction (whether preliminary, permanent or otherwise), decree, ruling, determination, directive, arbitration award or finding, whether civil, criminal or administrative, of any Governmental Entity.

          (ttt) "Organizational Conflict of Interest" shall mean that because of other activities or relationships with other persons, a person is unable or potentially unable to render impartial assistance or advice to the government, or the person's objectivity in performing the contract work is or might be otherwise impaired, or a person has an unfair competitive advantage.

          (uuu)  "Parent Disclosure Letter" shall mean the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood that (i) any matter disclosed in any section of the Parent Disclosure Letter shall be deemed to be disclosed in any other section of the Parent Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section and (ii) the disclosure of any matter or item in the Parent Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially," "materiality" or "Parent Material Adverse Effect" or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Parent Material Adverse Effect).

          (vvv)  "Parent Material Adverse Effect" shall mean any event, change, occurrence, circumstance, development or effect that individually or in the aggregate, would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Merger, the Financing or the other transactions contemplated by this Agreement.

          (www)  "Parent's Reimbursable Expenses" shall mean Parent's Expenses, to the extent actually incurred or paid, in an amount not to exceed (i) Ten Million Dollars ($10,000,000) if this Agreement is terminated by either Parent or Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) or by Parent pursuant to Section 8.1(d)(i) and such Parent's Reimbursable Expenses are due and payable pursuant to Section 8.2(b) at any time on or within ninety (90) days after the date hereof, or (ii) Twenty Million Dollars ($20,000,000) if this Agreement is terminated by either Parent or Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) or by Parent pursuant to Section 8.1(d)(i) and such Parent's Reimbursable Expenses are due and payable pursuant to Section 8.2(b) at any time on or between ninety-one (91) days and one hundred eighty (180) days after the date hereof, or (iii) Thirty Million Dollars ($30,000,000) if this Agreement is terminated by either Parent or Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) or by Parent pursuant to Section 8.1(d)(i) and such Parent's Reimbursable Expenses are due and payable pursuant to Section 8.2(b) at any time on or after one hundred eighty-one (181) days after the date hereof or (iv) $5,400,000 if this Agreement is terminated by either Parent or Company pursuant to Section 8.1(b)(iii) and such Parent's Reimbursable Expenses are due and payable pursuant to Section 8.2(b) at any time.

          (xxx)  "Parent Termination Fee" shall mean an amount in cash equal to $27,200,000.

          (yyy)  "Permits" shall mean all permits, licenses, allowances, franchises, registrations, qualifications, rights, variances, waivers, certificates, certifications, consents, grants, authorizations, orders and approvals of all Governmental Entities.

          (zzz)  "Permitted Lien" shall mean (i) any Lien for Taxes not yet delinquent or for Taxes being contested in good faith and by appropriate proceedings and for which adequate accruals or reserves have been established, (ii) Liens securing Indebtedness or Liabilities that are reflected in the Company SEC Filings or incurred in the ordinary course of business consistent with past practice since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company and Liens securing Indebtedness or Liabilities that have otherwise been disclosed to Parent in writing, (iii) mechanics', carriers', workmen's, repairmen's and similar Liens incurred in the ordinary course of business consistent with past practice which (x) are not in the aggregate material to the Company and the Company Subsidiaries, taken as a whole, and (y) relate to amounts (A) not yet delinquent or (B) being contested in good faith (and for which adequate reserves are maintained in accordance with GAAP), (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension or other social security programs in each case mandated under applicable Laws, (v) restrictions on transfer of securities imposed by applicable state and U.S. federal securities laws, (vi) such other non-monetary Liens or other imperfections of title, if any, that arise in the ordinary course of business consistent with past practice and do not materially impair the existing use of the property affected by such Lien or other imperfection in title and (vii) Liens identified in Section 1.1(zzz) of the Company Disclosure Letter.

          (aaaa)  "Person" shall mean an individual, corporation, limited liability company, partnership, association, joint venture, syndicate, trust, unincorporated organization, government, political subdivision, agency or other entity.

          (bbbb)  "Price-Anderson Act" shall mean Section 170 of the Atomic Energy Act and related provisions of Section 11 of the Atomic Energy Act and the Price Anderson Act's implementing regulations. 42 U.S.C. § 2210 (2012); 10 C.F.R. 140.1, et seq.

          (cccc)  "Radiological Licenses" shall mean all Permits issued by the NRC and Agreement States that are governed by Nuclear Laws, including, but not limited to, the NRC Licenses, certificates of compliance issued by NRC, radioactive materials licenses issued by NRC, and radioactive materials licenses issued by an Agreement State, or, in each case, by any Governmental Entity in any foreign jurisdiction.

          (dddd)  "Release" shall mean any release, spill, emission, leaking, pumping, pouring, injection, deposit, discharge, dumping, leaching or migration of any Hazardous Material in violation of, or actionable under, applicable Environmental Law or above permitted regulatory levels into the environment.

          (eeee)  "Representatives" shall mean, with respect to any Person, such Person's directors, officers, employees, Affiliates, members, partners, accountants, auditors, consultants, advisors, attorneys, agents and other representatives.

          (ffff)  "Required Regulatory Approvals" shall mean the regulatory approvals listed in Section 4.4(b) or Section 7.1(e) of the Company Disclosure Letter or Section 5.3(b) of the Parent Disclosure Letter.

          (gggg)  "Safeguards Information" shall mean information that is required to be protected under the terms of 10 C.F.R. § 73.21.

          (hhhh)  "Sarbanes-Oxley Act" shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

          (iiii) "SEC" shall mean the United States Securities and Exchange Commission.

          (jjjj) "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          (kkkk)  "Source Material" shall mean: (i) uranium or thorium or any combination thereof, in any physical or chemical form; and (ii) ores which contain by weight one twentieth of one percent (0.05%) or more of (a) uranium, (b) thorium, or (c) any combination thereof. Source Material does not include Special Nuclear Material.

          (llll) "Special Nuclear Material" shall mean plutonium, uranium-233, uranium enriched in the isotope -235, and any other material that the NRC or any equivalent Governmental Entity in any foreign jurisdiction determines to be "Special Nuclear Material," but does not include Source Material. Special Nuclear Material also refers to any material artificially enriched by any of the above-listed materials or isotopes, but does not include Source Material.

          (mmmm)  "Spent Nuclear Fuel" shall mean nuclear reactor fuel that has been used to the extent that it can no longer effectively sustain a chain reaction or that has been permanently removed from the nuclear reactor.

          (nnnn)  "Spent Nuclear Fuel Fees" shall mean those fees assessed on electricity generated at the Zion Station Site nuclear power plants and sold pursuant to a contract for Disposal of Spent Nuclear Fuel entered into by a nuclear power plant operating entity and the United States of America, represented by the Department of Energy, as provided in Section 302 of the Nuclear Waste Policy Act and 10 C.F.R. Part 961.

          (oooo)  "Subsidiary" or "Subsidiaries" of any Person shall mean (i) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member, but excluding the Magnox Companies.

          (pppp)  "Superior Proposal" shall mean a bona fide Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to eighty-five percent (85%)) made by a Person other than Parent or its Affiliates after the date hereof, which did not result from a breach of Section 6.4, is fully financed (including by provision of financing commitment agreements from bona fide financing sources) and not subject to any financing condition to close, that the Company Board determines in good faith, after consultation with the Company's financial advisor and outside legal counsel, and considering the likelihood of consummation of such proposal, are more favorable to the Company's stockholders (solely in their capacities as such) from a financial point of view than the transactions contemplated by this Agreement (after giving effect to all adjustments to the terms thereof which may be offered by Parent pursuant to Section 6.4(e)).

          (qqqq)  "Tax Returns" shall mean any report, filing, election or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments or amendments thereto.

          (rrrr)  "Tax" or "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs' duties, tariffs, and similar charges.

          (ssss)  "Tender Offer" means one or more tender offers for, and/or consent solicitations related to, all or a portion of the outstanding 10.75% Senior Notes due 2018 issued by the Company and EnergySolutions, LLC, the terms of which will be determined by Parent.

          (tttt)  "Third Party" shall mean any Person or group other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

          (uuuu)  "Treasury Regulations" shall mean regulations promulgated by the United States Department of the Treasury under the Code.

          (vvvv)  "UK DB Plans" shall mean (i) the GPS EnergySolutions Section of the Combined Nuclear Pension Plan and (ii) the ESEU PBO Section of the Electricity Supply Pension Scheme.

          (wwww)  "UK Magnox Plans" shall mean (i) the GPS Magnox SLC Section of the Combined Nuclear Pension Plan and (ii) the Magnox SLC Section of the Electricity Supply Pension Scheme.

          (xxxx)  "Zion Contracts" shall mean those contracts set forth on Section 1.1(xxxx) of the Company Disclosure Letter.

          (yyyy)  "Zion Station Site" shall mean the Zion Nuclear Power Station, Unit 1 and Unit 2, located in Zion, Illinois, its associated assets, and the entire site subject to the NRC Licenses. Any reference to the Zion Station Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Zion Station Site and reference to items "at the Zion Station Site" shall include all items "at, in, on, upon, over, across, under, and within" the Zion Station Site.

        Section 1.2    Terms Defined Elsewhere.    The following terms are defined elsewhere in this Agreement, as indicated below:

Action	Section 4.13
Agreement	Introduction
Alternative Acquisition Agreement	Section 6.4(b)(iii)
Alternative Financing	Section 6.6(b)
Alternative Financing Commitment	Section 6.6(b)
Antitrust Laws	Section 4.4(b)
Capped Damages	Section 8.2(a)(ii)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(b), Section 3.2(b)
CFIUS	Section 4.4(b)
Change of Recommendation Notice	Section 6.4(e)(i)
Closing	Section 2.2
Closing Date	Section 2.2
COBRA	Section 4.10(i)
Company	Introduction
Company Adverse Recommendation Change	Section 6.4(d)(i)
Company Financial Advisor	Section 4.21
Company Financial Statements	Section 4.6(b)
Company Group	Section 8.2(b)(v)
Company Insurance Policies	Section 4.17
Company Material Contract	Section 4.12(a)
Company Preferred Stock	Section 4.2(a)
Company Recommendation	Section 4.3(b)

Company Representatives	Section 6.3(a)
Company SEC Filings	Section 4.6(a)
Company Stock Rights	Section 4.2(c)
Company Stockholders Meeting	Section 6.2(d)
Company Subsidiary	Section 4.1(a)
Condemnation Actions	Section 4.18(d)
Cut-Off Date	Section 6.4(b)(vi)
D&O Insurance	Section 6.12(b)
Debt Commitment Letters	Section 5.6(a)
Debt Financing	Section 5.6(a)
DGCL	Recitals
Dissenting Shares	Section 3.3
Effective Time	Section 2.3
End Date	Section 8.1(b)(i)
Enforcement Exceptions	Section 4.3(a)
Equity Commitment Letter	Section 5.6(a)
Equity Financing	Section 5.6(a)
Exchange Fund	Section 3.2(a)
Existing Debt	Section 4.2(h)
Exon-Florio	Section 4.4(b)
FCPA	Section 4.27
Financing	Section 5.6(a)
Financing Commitments	Section 5.6(a)
Guarantee	Recitals
Guarantor	Recitals
Leased Real Property	Section 4.18(a)
Liability	Section 4.7
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Introduction
NDA Consent	Section 6.5(e)
New Plans	Section 6.10(c)
NRC Consents	Section 4.4(b)
Option Cash Payment	Section 3.5(b)
Original Date	Section 6.2(e)
Owned Real Property	Section 4.18(a)
Parent	Introduction
Parent Group	Section 8.2(c)(iii)
Parent Representatives	Section 6.3(a)
Parties	Introduction
Party	Introduction
Paying Agent	Section 3.2(a)
Performance-Based Company Phantom Share Award	Section 3.5(d)
Present Fair Salable Value	Section 5.11
Proxy Statement	Section 4.20
Real Property	Section 4.18(a)
Real Property Leases	Section 4.18(a)
Required Financial Information	Section 6.7(a)
Restricted Stock Payment	Section 3.5(c)
Solicitation Period End Date	Section 6.4(a)
Solvent	Section 5.11

Stockholder Approval	Section 4.23
Surviving Corporation	Section 2.1
Takeover Statute	Section 4.19
Transaction Litigation	Section 6.8

        Section 1.3    Interpretation.    In this Agreement, unless otherwise specified, the following rules of interpretation apply:

          (a)   references to Sections, Schedules, Annexes, Exhibits, clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

          (b)   references to any Person include references to such Person's successors and permitted assigns;

          (c)   words importing the singular include the plural and vice versa;

          (d)   words importing one gender include the other gender;

          (e)   references to the words "include," "includes" and "including" do not imply any limitation;

          (f)    references to months are to calendar months;

          (g)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (h)   references to "$" or "dollars" refer to U.S. dollars; and

          (i)    a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

ARTICLE II
THE MERGER

        Section 2.1    The Merger.    Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

        Section 2.2    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 4 Times Square, New York, New York 10036, at 10:00 a.m., New York time, on the later of (i) the fourth (4th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE VII (other than any such conditions that, by their terms, are not capable of being satisfied until the Closing), (ii) the third (3rd) Business Day after the final day of the Marketing Period or such earlier date as may be specified by Parent on no less than three (3) Business Days' prior notice to the Company, and (iii) eleven (11) Business Days after the conditions set forth in Section 7.1 (other than Section 7.1(d)) are satisfied, or (b) at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing actually occurs is referred to herein as the "Closing Date."

        Section 2.3    Effective Time.    Concurrently with the Closing, the Parties shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the terms of this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed by the Parties and specified as the Effective Time in the Certificate of Merger (the "Effective Time").

        Section 2.4    Effect of the Merger.    From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

        Section 2.5    Certificate of Incorporation; By-laws.

          (a)   Subject to Section 6.12, at the Effective Time, as a result of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter duly amended as provided therein or by applicable Laws.

          (b)   Subject to Section 6.12, at the Effective Time, the bylaws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the bylaws of Merger Sub until thereafter duly amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable Laws.

        Section 2.6    Directors and Officers.

          (a)   Subject to applicable Law, each of the Parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

          (b)   The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and with applicable Law.

ARTICLE III
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

        Section 3.1    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the stockholders of the Company or Merger Sub, the following shall occur:

          (a)    Conversion Generally.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (i) any shares of Company Common Stock to be cancelled pursuant to Section 3.1(b), and (ii) any Dissenting Shares, shall be converted, subject to Section 3.2(d), into the right to receive $3.75 in cash, payable to the holder thereof, without interest (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented any such shares shall thereafter represent only the right, upon surrender of such Certificates in accordance with Section 3.2, to receive the Merger Consideration without interest therefor.

          (b)    Cancellation and Recapitalization of Certain Shares.    Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be cancelled and extinguished without any conversion thereof, and no consideration or payment shall be delivered in exchange therefor or in respect thereof. Each share of Company Common Stock owned immediately prior to the Effective Time by Parent, Merger Sub, any Affiliates of Parent, or any Company Subsidiary shall remain outstanding and shall become that number of shares of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of the Surviving Corporation as the number of shares of Company Common Stock held by Parent, Merger Sub or such Subsidiary, as applicable, bore to the aggregate number of shares of Company Common Stock immediately prior to the Effective Time.

          (c)    Merger Sub.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

          (d)    Adjustments.    If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, reclassification, recapitalization, split, reverse split, combination, exchange or readjustment of shares or any stock dividend or stock distribution with a record date during such period or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such change and to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

        Section 3.2    Exchange of Certificates.

          (a)    Paying Agent.    At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent, the identity and the terms of engagement of which shall be reasonably satisfactory to the Company (the "Paying Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this ARTICLE III, through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration payable in connection with the Merger pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. The funds deposited with the Paying Agent pursuant to this Section 3.2 are referred to as the "Exchange Fund." The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this ARTICLE III, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(a), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Fund to be applied promptly to making the payments pursuant to Section 3.1(a). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

          (b)    Exchange Procedures.    Promptly following the Effective Time (but in no event later than five (5) Business Days following the Effective Time), Parent shall instruct the Paying Agent to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates," it being understood that any references herein to "Certificates" shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) and whose shares of Company Common Stock have been converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, in each case, in customary form and with such other provisions as the Company and Parent may reasonably agree. Upon surrender of a Certificate for cancellation (or affidavits of loss in lieu thereof) to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, subject to deduction for any required withholding Tax, which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, to be mailed, made available for collection by hand or delivered by wire transfer, as elected by the surrendering holder, within five (5) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent's receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event that the Merger Consideration is to be paid to a Person other than the Person in whose name any certificate is issued, the Merger Consideration may be issued to such other Person if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other Taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or, subject to compliance with Section 262 of the DGCL, the right to demand to be paid the "fair value" of the shares represented thereby as contemplated by Section 3.3.

          (c)    Further Rights in Company Common Stock.    All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Corporation as the general creditor therefor for payment of their claims for the Merger Consideration, without any interest thereon.

          (e)    No Liability.    None of Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any share of Company Common Stock shall not have been surrendered or transferred immediately prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such share of Company Common Stock shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such share of Company Common Stock who has not theretofore complied with this ARTICLE III with respect thereto shall thereafter look only to the Surviving Corporation for payment of such holder's claim for Merger Consideration in respect thereof.

          (f)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.

          (g)    No Further Dividends.    No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

          (h)    Withholding.    Parent, the Company, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from the amounts otherwise payable pursuant to this Agreement, including Section 3.5, such amounts as Parent, the Company, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. For the avoidance of doubt, Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold taxes pursuant to Section 1445 of the Code unless the Company shall have delivered to Parent and Merger Sub a Certification by the Company that meets the requirements of Treasury Regulation 1.897-2(h)(1)(i).

        Section 3.3    Dissenters' Rights.    Notwithstanding Section 3.1(a), to the extent that holders of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by Parent (and not the Company or Merger Sub). The Company will give Parent (i) prompt written notice of any demand for appraisal of any shares of Company Common Stock, any withdrawals of such demands, and any other communications received by the Company in respect of the demand, withdrawal, or perfection of appraisal rights and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to such demands for appraisal of any shares of Company Common Stock under the DGCL. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any Dissenting Shares or settle or offer to settle any such demands.

        Section 3.4    Stock Transfer Books.    After the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(a), for each share of Company Common Stock formerly represented by such Certificates.

        Section 3.5    Company Options, Company Restricted Stock, Company Performance Share Units and Company Phantom Share Awards.

          (a)    Company Action.    Prior to the Effective Time, the Company shall take such actions (including through an action of the Company Board or a duly authorized committee thereof) as are required to give effect to the treatment of the Company Options, Company Restricted Stock, Company Performance Share Units and Company Phantom Share Awards as contemplated by this Section 3.5.

          (b)    Company Options.    At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall be cancelled and terminated, by virtue of the Merger and without any action on the part of any holder of any Company Option, and converted into the right at the Effective Time to receive, a cash payment with respect thereto equal to the product of (i) the total number of shares of Company Common Stock previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option, less any required withholding Taxes in accordance with Section 3.2(h) (the "Option Cash Payment,"); provided that if the exercise price per share of any such Company Option is equal to or greater than the per share Merger Consideration, such Company Option shall be cancelled and terminated without any cash payment being made in respect thereof. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment, if any.

          (c)    Company Restricted Stock.    As of the Effective Time each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall become fully vested and all restrictions thereon shall lapse (except that such Company Restricted Stock that is earned based on the achievement of performance goals (as opposed to based on the passage of time) (the "Performance-Based Company Restricted Stock") shall instead become earned and vested in accordance with the terms of the applicable award agreements) and shall be cancelled and terminated, by virtue of the Merger and without any action on the part of the holder of any share of Company Restricted Stock, and converted into the right at the Effective Time to receive, a cash payment with respect thereto equal to the product of (i) the total number of shares of Company Restricted Stock outstanding immediately prior to the Effective Time and (ii) the Merger Consideration, less any required withholding Taxes in accordance with Section 3.2(h) (the "Restricted Stock Payment"), payable pursuant to Section 3.5(e) (except that with respect to such Performance-Based Company Restricted Stock, unless the Company and the holder thereof otherwise agree, the Restricted Stock Payment in respect thereof shall instead become payable in accordance with the terms and conditions of the applicable award agreements), subject, however, to any rights of such holder pursuant to Section 3.3. As of the Effective Time, all shares of Company Restricted Stock (including the Performance-Based Company Restricted Stock) shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of shares of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Payment pursuant to this Section 3.5(c).

          (d)    Company Performance Share Units and Company Phantom Share Awards.    At the Effective Time, each of the Company Performance Share Units and Company Phantom Share Awards that is outstanding immediately prior to the Effective Time, including but not limited to any time-based performance share units awarded to any individual employed full-time by the Company as of the date of this Agreement as a result of the vesting of performance-based performance share units, shall vest in full (to the extent unvested, except that such Company Performance Share Units or Company Phantom Share Awards that is earned based on the achievement of performance goals (as opposed to based on the passage of time) (each such performance-based Company Phantom Share Award shall hereinafter be referred to as the "Performance-Based Company Phantom Share Award") shall instead become earned and vested in accordance with the terms of the applicable award agreements) and shall be cancelled and terminated, by virtue of the Merger and without any action on the part of the holder of any such Company Performance Share Unit or Company Phantom Share Award, respectively, and converted into the right at the Effective Time to receive, a cash payment with respect thereto equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Performance Share Unit award or Company Phantom Share Award, respectively, and (ii) the Merger Consideration, less any required withholding Taxes in accordance with Section 3.2(h) (the "Stock-Based Awards Payment"), payable pursuant to Section 3.5(e) (except that with respect to such Performance-Based Company Phantom Share Awards, unless the Company and the holder thereof otherwise agree, and except as set forth on Section 3.5(d) of the Company Disclosure Letter, the Stock-Based Awards Payment in respect thereof shall instead become payable in accordance with the terms and conditions of the applicable award agreements). As of the Effective Time, all Company Performance Share Units and Company Phantom Share Awards (including the Performance-Based Company Phantom Share Awards) shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of such Company Performance Share Unit and Company Phantom Share Award shall cease to have any rights with respect thereto, except the right to receive the Stock-Based Awards Payment pursuant to this Section 3.5(d).

          (e)   Unless a later time for payment is expressly provided in this Section 3.5, the Surviving Corporation shall pay the holders of Company Options, Company Restricted Stock, Company Performance Share Units and Company Phantom Share Awards the cash payments described in this Section 3.5, less any required withholding Taxes in accordance with Section 3.2(h), promptly after the Effective Time, but in any event not later than the fifth (5th) Business Day after the Effective Time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        With respect to any Section of this ARTICLE IV, except (i) as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 or in any Company SEC Filings filed subsequent to such Form 10-K but prior to the date of this Agreement, but excluding any disclosures set forth in any risk factor section and any general statements which, in each case, are cautionary, predictive or forward-looking in nature (it being understood that any matter disclosed in such Company SEC Filings shall be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent from the face of such disclosure in such Company SEC Filings that such disclosure is applicable to such section of the Company Disclosure Letter) or (ii) as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows; provided that notwithstanding anything in this Agreement to the contrary, the Company's representations and warranties with respect to any Company Joint Venture or Magnox Company shall be deemed made only to the Knowledge of the Company (except that the representations and warranties with respect to Magnox Companies in Section 4.7 shall not be deemed made only to the Knowledge of the Company):

        Section 4.1    Organization and Qualification.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company (each, a "Company Subsidiary") and, to the Knowledge of the Company, each Company Joint Venture and each Magnox Company has been duly organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary, Company Joint Venture or Magnox Company, to be in good standing (where such concept applies), individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company, each Company Subsidiary, and, to the Knowledge of the Company, each Company Joint Venture and each Magnox Company has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company, each Company Subsidiary and, to the Knowledge of the Company, each Company Joint Venture and each Magnox Company is duly qualified or licensed to do business, and is in good standing (where such concept applies), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   The Company has delivered or made available to Parent complete and correct copies of the Company Certificate of Incorporation, the Company By-laws and the certificate of incorporation and by-laws (or similar organizational documents) of each Company Subsidiary and, to the Knowledge of the Company, each Company Joint Venture and Magnox Company, each as amended to date, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Certificate of Incorporation or the Company By-laws, no Company Subsidiary is in violation of any provision of its certificate of incorporation or by-laws (or similar organizational documents), and to the Knowledge of the Company, no Company Joint Venture is in violation of any provision of its certificate of incorporation or by-laws (or similar organizational documents). Except as set forth in Section 4.1(b) of the Company Disclosure Letter, the Company has made available to Parent complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) (in the case of any Company Joint Venture, solely to the extent such minutes are held by the Company or any Company Subsidiary) of (i) all meetings of the stockholders or other equity-holders of the Company and, to the extent available, each of the Company Subsidiaries and, to the Knowledge of the Company, each Company Joint Venture, (ii) the Company Board and, to the extent available, the Board of Directors (or equivalent governing body) of each of the Company Subsidiaries and, to the Knowledge of the Company, each Company Joint Venture and (iii) the committees of each such board of directors (or comparable governing body), in each case held since January 1, 2010.

        Section 4.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 100,000,000 shares of the Company's preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of December 31, 2012, (i) 91,167,427 shares of Company Common Stock were issued and outstanding, including 869,673 shares of Company

  Restricted Stock, (ii) no shares of Company Preferred Stock were issued and outstanding and (iii) no shares of Company Common Stock were held in treasury. As of December 31, 2012, there were 4,563,819 shares of Company Common Stock reserved for issuance under the Company Stock Plan (including outstanding Company Options to purchase 2,380,596 shares of Company Common Stock, 1,000,000 shares of Company Restricted Stock and 316,000 shares of Company Common Stock subject to outstanding Company Performance Share Units). Since December 31, 2012, the Company has not issued any shares of Company Common Stock, Company Preferred Stock, other capital stock, or securities convertible into or exchangeable for such Company Common Stock, Company Preferred Stock, or other capital stock, other than those shares of Company Common Stock reserved for issuance as set forth in this Section 4.2(a) and 867,223 shares which are not yet subject to outstanding awards.

          (b)   Except as set forth in Section 4.2(a), as of December 31, 2012, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

          (c)   Except as set forth above in Section 4.2(a), as expressly permitted under Section 6.1 or as set forth in Section 4.2(c) of the Company Disclosure Letter, (A) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities or other similar rights, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, commitments or contracts (contingent or otherwise) of any kind (i) relating to any issued or unissued capital stock or equity interest of the Company or any Company Subsidiary, (ii) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any Company Subsidiaries, whether granted under the Company Stock Plan or otherwise, or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company or any Company Subsidiary (each of (i), (ii) and (iii), collectively, the "Company Stock Rights") and (B) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company or any Company Subsidiary or any Company Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, other than pursuant to the Company Stock Plan.

          (d)   Except as set forth in Section 4.2(d) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity or voting interests of each of the Company Subsidiaries free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other equity or voting interests have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights. None of the Company Subsidiaries has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Company Subsidiary. Neither the Company nor any Company Subsidiary has any obligation to make any payments based on the price or value of any securities of any Company Subsidiaries or dividends paid thereon or revenues, earnings or financial performance or other attribute of any Company Subsidiary, except pursuant to the terms of the Company Benefit Plans.

          (e)   Section 4.2(e) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of (i) each outstanding Company Option, the number of shares of Company Common Stock subject thereto, the grant date, the expiration date, the exercise price, the vesting schedule thereof, and the name of the holder thereof and the jurisdiction in which they work, and whether such Company Option is a non-statutory option or intended to qualify as an "incentive stock option" (as defined in Section 422 of the Code); (ii) each outstanding share of Company Restricted Stock, the grant date, the vesting schedule thereof and the name of the holder thereof and the jurisdiction in which they work; and (iii) the number of shares of Company Common Stock subject to each outstanding Company Performance Share Unit award and Company Phantom Share Award, the grant date, the vesting schedule thereof, and the name of the holder thereof and the jurisdiction in which they work. All Company Options, Company Restricted Stock, Company Performance Share Units and Company Phantom Share Awards have been granted pursuant to the Company's form of stock option, restricted stock, performance share unit award and phantom share award agreements, respectively, true and complete copies of which have been made available to Parent prior to the date hereof.

          (f)    Each grant of Company Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and each grant of Company Options, Company Restricted Stock and Company Performance Share Units was made in accordance with the terms of the Company Stock Plan and all other applicable Laws. Each Company Option intended to qualify as an "incentive stock option" under Section 422 of the Code, if any, so qualifies. All Company Options, Company Restricted Stock, Company Performance Share Units and Company Phantom Share Awards have been validly issued and properly approved by the Company Board (or a duly authorized committee thereof) in compliance with all applicable Law. Each Company Option, share of Company Restricted Stock, Company Performance Share Unit and Company Phantom Share Award may, by its terms, be treated at the Effective Time as set forth in Section 3.5.

          (g)   Section 4.2(g) of the Company Disclosure Letter sets forth as of the date of this Agreement the name and jurisdiction of incorporation of each Company Subsidiary and, to the Knowledge of the Company, each Magnox Company and each Company Joint Venture, and to the Knowledge of the Company, the Company has made available to Parent true, correct and complete copies of all the certificates of incorporation, by-laws, equity holder agreements, or similar organizational documents or agreements of the Magnox Companies and each Company Joint Venture. Except as set forth in Section 4.2(g) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries directly or indirectly owns, or has any right or obligation to subscribe or otherwise acquire, any Equity Interest in any Person other than the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures and the Magnox Companies. Except as set forth in Section 4.2(g) of the Company Disclosure Letter and other than pursuant to clauses 5 and 6 of the Magnox Parent Body Agreement, to the Knowledge of the Company, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity or voting interests of each of the Magnox Companies free and clear of any Liens (other than transfer and other restrictions under applicable Laws), and all of such shares of capital stock or other equity or voting interests have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights. To the Knowledge of the Company, none of the Magnox Companies has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Magnox Company. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has any obligation to make any payments based on the price or value of any securities of any Magnox Company or dividends paid thereon or revenues, earnings or financial performance or other attribute of any Magnox Company, except pursuant to the terms of the Company Benefit Plans.

          (h)   Except as set forth in Section 4.2(h) of the Company Disclosure Letter (the items scheduled thereon, the "Existing Debt"), as of the date of this Agreement, neither the Company nor any Company Subsidiary has outstanding any Indebtedness in excess of (i) to the Knowledge of the Company, $5,000 in the case of letters of credit, performance bonds, and parent company guarantees, or (ii) $500,000 in the case of any other Indebtedness. A complete and accurate copy of each document, instrument and agreement governing or otherwise related to the Existing Debt having an outstanding principal amount or obligations in excess of $500,000 has been provided to Parent.

        Section 4.3    Corporate Authority; Approval.

          (a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approval, to consummate the transactions to which it is a party contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions to which it is a party contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate action or proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions to which it is a party contemplated hereby, including the Merger (other than the receipt of the Stockholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to general equitable principles (the "Enforcement Exceptions").

          (b)   On or prior to the date of this Agreement, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and the transactions contemplated hereby, including the Merger, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the Company's stockholders adopt this Agreement and approve the Merger, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL (collectively (i) to (iii), the "Company Recommendation"). The Company Board has directed that this Agreement be submitted to the stockholders of the Company for their adoption.

        Section 4.4    No Conflict; Required Filings and Consents.

          (a)   Except as set forth in Section 4.4(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company Certificate of Incorporation or the Company By-laws or any equivalent organizational documents of any Company Subsidiary or, to the Knowledge of the

  Company, any Magnox Company or Company Joint Venture, (ii) assuming that all consents, approvals and authorizations described in Section 4.4(b) have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired and any condition precedent to such consent, approval, authorization, or waiver has been satisfied prior to the Effective Time, conflict with or violate any Law or Order applicable to the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or any Magnox Company or by which any property or asset of the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or any Magnox Company is bound or (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, on any property or asset of the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or any Magnox Company pursuant to any Contract to which the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or any Magnox Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement to which the Company is a party, or the Company's compliance with any of the provisions of this Agreement will require any consent, approval, authorization, waiver or permit, or filing with or notification, in each case that is material to the Company and the Company Subsidiaries, taken as a whole, of or to any Governmental Entity, except for applicable requirements of (i) the Exchange Act, the Securities Act or Blue Sky Laws, (ii) the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, "Antitrust Laws"), (iii) the Committee on Foreign Investment in the United States ("CFIUS") pursuant to the Defense Protection Act of 1950, as amended ("Exon-Florio"), (iv) the NRC requiring prior written consent to the indirect transfer of control of the NRC Licenses and Radiological Licenses, and any Agreement States having jurisdiction to approve an indirect transfer of control of one or more Radiological Licenses (collectively, the "NRC Consents"), (v) the NDA Consent and, if applicable, any approvals set forth in Section 4.4(b)(v) of the Company Disclosure Letter, (vi) the DGCL to file the Certificate of Merger or other appropriate documentation and (vii) the rules of the NYSE,.

        Section 4.5    Permits and Licenses; Compliance with Laws.

          (a)   Each of the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Magnox Companies and their respective employees and, to the Knowledge of the Company, business partners, including the Company Joint Ventures, as applicable, has in effect all Permits required for the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures and the Magnox Company to own, lease and operate the properties of the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures and the Magnox Company or to carry on their respective businesses as they are now being conducted or as they are proposed by the Company to be conducted, and all such Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, any Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture or Magnox Company has received oral or written notice from any Governmental Entity or Third

  Party that any such Permit is subject to any adverse action which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Each of the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures and the Magnox Companies (i) has been operated at all times in compliance with all Laws and Orders applicable to the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company or by which any property or asset of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company is bound or affected and (ii) is not in default or violation of any Permits to which the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company or any property or asset of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company is bound or affected other than, in the case of clause (i) and (ii) above, instances of non-compliance, default or violation that, since December 31, 2011, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture or Magnox Company has received any written communication during the past two (2) years from a Governmental Entity that alleges that the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company is not in compliance with any applicable Law or Order other than instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Notwithstanding anything to the contrary in this Section 4.5, the provisions of this Section 4.5 shall not apply to matters to the extent addressed in Section 4.6 (SEC Filings; Financial Statements; Internal Controls), Section 4.10 (Employee Benefit Plans), Section 4.14 (Environmental Matters), Section 4.15 (Intellectual Property), Section 4.16 (Taxes) or Section 4.24 (NRC Matters and Other Radiological Licenses).

        Section 4.6    SEC Filings; Financial Statements; Internal Controls.

          (a)   The Company has timely filed or furnished all forms, reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2009. All such required forms, reports and other documents filed or furnished (or to be filed or furnished prior to the Effective Time), as each of the foregoing has been amended since the time of its filing, are referred to herein as the "Company SEC Filings." Each Company SEC Filing (i) as of its date (or, in the case of any Company SEC Filing that is a registration statement, its effective date) (or, if amended, at the time (and taking into account the content) of the most recent such amendment), was prepared in accordance, and fully complied in all material respects, with applicable Law, including the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and (ii) did not, at the time it was filed (or, in the case of any Company SEC Filing that is a registration statement, declared effective) (or, if amended, at the time (and taking into account the content) of the most recent such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture or Magnox Company is subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent complete and correct copies of all Contracts or other documents, and any amendments and modifications thereto, effected prior to the date of this Agreement, that have not yet been filed by the Company with the SEC but which are required to be filed. As of the date hereof, to the Knowledge of the Company, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

          (b)   Except to the extent amended, updated or restated by a subsequent Company SEC Filing which subsequent Company SEC Filing was filed before the date of this Agreement, the consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Filings (collectively, and as so amended, updated or restated, the "Company Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments, which are not material individually or in aggregate, in each case as permitted by GAAP and applicable rules and regulations promulgated by the SEC, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP. As of the date of this Agreement, the Company does not intend to correct or restate any of the Company Financial Statements. The Company has not had any disagreement with any of its auditors (within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated by the SEC) regarding accounting principles or practices, financial statement disclosures or auditing scope or procedure during its past five (5) full fiscal years or during the current year to date, which have not been resolved to the satisfaction of such auditors.

          (c)   Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Filings, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any Company Subsidiary has any outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

              (i)  The Company maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's assets.

             (ii)  The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

            (iii)  Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of the Company Subsidiaries in the Company's or such Company Subsidiary's published financial statements or other Company SEC Filings.

            (iv)  Since January 1, 2009, the Company has not received any oral or written notification of any (x) "significant deficiency" or (y) "material weakness" in the Company's internal control over financial reporting. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them by the Public Company Accounting Oversight Board Interim Standard AU 325 parts 2 and 3, as in effect on the date hereof.

          (d)   The audit committee of the Company Board includes an "audit committee financial expert," as defined by Item 407(d)(5) of Regulation S-K promulgated by the SEC.

          (e)   The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated by the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or individuals performing similar functions. The Company has promptly disclosed any change in or waiver of the Company's code of ethics with respect to any such individuals, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Company's Knowledge, there have been no violations of provisions of the Company's code of ethics by any such individuals.

          (f)    Since January 1, 2009, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

        Section 4.7    No Undisclosed Liabilities.    Except for (i) Liabilities that are reflected, or for which reserves were established, on the consolidated balance sheet (or the notes thereto) of the Company as of September 30, 2012 in the Company SEC Filings or (ii) Liabilities incurred in the ordinary course of business since September 30, 2012, neither the Company nor any Company Subsidiary nor any Magnox Company has any Liability that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company or the Company Subsidiaries dated as of the date of this Agreement, other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, the term "Liability" means any and all debts, Liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, or matured or unmatured, including those arising under Law and those arising under any Contract.

        Section 4.8    Absence of Certain Changes or Events.    Since September 30, 2011 through the date of this Agreement, (a) the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Magnox Companies and the Company Joint Ventures have conducted their respective businesses only in the ordinary course of business consistent with past practice in all material respects, and (b) there has not been any change, effect, event, occurrence, state of facts, circumstances or development that has had or would be expected to have, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts, circumstances or developments, a Company

Material Adverse Effect. Except as contemplated by this Agreement, and except as set forth in Section 4.8 of the Company Disclosure Letter, from December 31, 2011, there has not been (i) any material change in accounting methods, principles or practices employed by the Company or any Company Subsidiary or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture, other than as required by Law or GAAP or (ii) any action (or agreement or commitment to take such action) of the types described in Section 6.1(a)(i) , (ii), (iii), (iv), (vi), (vii), (ix) (other than in the ordinary course of business), (xii), (xiv) (other than in the ordinary course of business), or (xix) which, had such action been taken after the date of this Agreement, would be in violation of such Section.

        Section 4.9    Affiliate Transactions.    Except as disclosed in Section 4.9 of the Company Disclosure Letter, there are no Contracts relating to transactions (other than related to continuing employment and benefit matters) between the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or any Magnox Company, on the one hand, and any officer, director, manager thereof, or any equity holder holding at least five percent (5%) of the voting power of such entity, or any member of the immediate family of such officer, director, manager or 5% equity holder, or any Person controlled by such officer, director, manager or 5% equity holder on the other hand or any of their respective Affiliates (other than agreements related to their employment). To the Knowledge of the Company, no director or officer of the Company, any Company Subsidiary, any Company Joint Venture or any Magnox Company owns directly or indirectly on an individual or joint basis any interest (other than passive investments in publicly traded securities) in, or serves as an officer or director of, any supplier or other organization which has a material business relationship with the Company, any Company Subsidiary, any Company Joint Venture or any Magnox Company.

        Section 4.10    Employee Benefit Plans.

          (a)   A complete list of each Company Benefit Plan is identified in Section 4.10(a) of the Company Disclosure Letter. With respect to each Company Benefit Plan, the Company has provided to Parent a true and complete copy of (i) such Company Benefit Plan including any amendments thereto (or, if not written, a written summary of its material terms), (ii) the most recent annual report (Form 5500) and all schedules thereto filed with the IRS or other Governmental Entity, if applicable, (iii) the most recent actuarial report or valuation, schedule of contributions or other financial statement, if applicable, (iv) the most recent determination or opinion letter, if any, issued by the IRS or other Governmental Entity and any pending request for such a letter, and, in respect of the UK DB Plans only, any material correspondence with the UK pensions regulator, (v) the most recent nondiscrimination tests performed under the Code, if applicable, (vi) each trust deed or agreement, group annuity contract, summary plan description, in respect of the UK DB Plans only, set of plan rules, if any, and any updates or amendments to the same, and (vii) all guarantees, letters of credit, funding agreements or other similar support arrangements which apply to that Company Benefit Plan.

          (b)   Save in respect of the UK DB Plans, neither the Company nor any Company Subsidiary is or has at any time in the last six years been the employer or connected or associated with the employer (as those terms are used in the UK Pensions Act 2004) of a UK defined benefit pension plan.

          (c)   The Liabilities (actual and contingent) of the Company, the Company Subsidiaries and the Magnox Companies in respect of the UK Magnox Plans are indemnified by a Governmental Entity, and in the event that the Magnox Parent Body Agreement is terminated, none of the Company or any of the Company Subsidiaries will have any Liability (actual or contingent) in respect of the UK Magnox Plans at that time and the new provider and successful bidder and the Magnox Companies will be responsible for any such Liability. No contribution notice or financial support direction has been issued (or has been threatened to be issued) by the UK Pensions

  Regulator against the Company or any Company Subsidiary in relation to any of the UK DB Plans and, to the Company's Knowledge, no circumstances exist or have existed at any time which could give rise to the issue of such a contribution notice or financial support direction. None of the principal employer, the trustees or the UK Pensions Regulator have notified the Company or any Company Subsidiary that it/they intend to wind up any of the UK DB Plans in whole or in part without the consent of the Company or the relevant Company Subsidiary and, to the Company's Knowledge, no act, event or omission has occurred which may lead to the winding up of any of the UK DB Plans.

          (d)   Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code. There are no pending, or to the Company's Knowledge, threatened investigations by any Governmental Entity, termination proceedings, legal actions or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan, the assets of any of the trusts under such Company Benefit Plans or the sponsor or administrator of any of the Company Benefit Plans, or against any fiduciary of the Company Benefit Plans, or asserting any rights to or claims for benefits under any Company Benefit Plan, other than any such investigations, proceedings, legal actions or claims that would give rise to any material Liability of the Company, and, to the Company's Knowledge, there are no facts that could give rise to any material Liability of the Company in the event of any such action.

          (e)   Except as set forth in Section 4.10(e) of the Company Disclosure Letter, (i) no Company Benefit Plan is a Multiemployer Plan, a "multiple employer plan" (within the meaning of ERISA and the Code), or other pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and (ii) none of the Company or the Company Subsidiaries or any ERISA Affiliate sponsors, maintains, contributes to or has an obligation (contingent or otherwise) to contribute to, or has sponsored, maintained, contributed to or had an obligation (contingent or otherwise) to contribute to a Multiemployer Plan, multiple employer plan or other pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company Subsidiary or any ERISA Affiliate of incurring any such Liability, including, without limitation, any Liability to a Multiemployer Plan as a result of a complete or partial withdrawal therefrom. Except as stated in the immediately preceding sentence, neither the Company nor any Company Subsidiary would reasonably be expected to incur any Liability to a Multiemployer Plan in the event of a complete withdrawal therefrom on the Closing Date.

          (f)    Where the Code is applicable, each Company Benefit Plan (excluding the UK DB Plans) intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code. In respect of each Company Benefit Plan that is otherwise intended to be tax qualified, the relevant Governmental Entity has confirmed this tax status. In the case of all Company Benefit Plans covered by this section, to the Knowledge of the Company, nothing has occurred since the date of such determination, opinion letter or registration that would reasonably be expected to adversely affect such qualification or tax-exempt status.

          (g)   No prohibited transaction (as described in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) has occurred with respect to any Company Benefit Plan which would reasonably be expected to result in any material Liability to the Company. To the Company's Knowledge, neither the Company nor any Company Subsidiary nor any other fiduciary for which the Company or any Company Subsidiary has any indemnity obligation has any material Liability for breach of fiduciary duty where one exists or any other failure to act or comply in contravention to a contractual or legislative duty in connection with the administration or investment of the assets of any Company Benefit Plan.

          (h)   All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans as of the date of this Agreement have been made in all material respects by the due date thereof (including any valid extension), or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Financial Statements.

          (i)    None of the Company Benefit Plans provide for post-employment life or health insurance, or other welfare benefits coverage for any current or former employees or beneficiaries or dependents thereof, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or other applicable Law. Each of the Company, any Company Subsidiary and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

          (j)    Neither the Company nor any Company Subsidiary has a Contract, plan or commitment to create any additional Company Benefit Plan or to modify any existing Company Benefit Plan, except to the extent required by applicable Law. No employee of the Company or any Company Subsidiary has a contractual right to a defined benefit pension benefit in respect of service following the Effective Time.

          (k)   Each of the Company and the Company Subsidiaries have withheld and paid all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, officers, director or consultants thereof, and are not liable for any arrears of wages or any Taxes or any penalty for failure to withhold or pay such amounts, except for any failure which would not be reasonably expected to result in material Liability to the Company.

          (l)    Except as set forth in Section 4.10(l) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby (either alone or in conjunction with any other event) will, except as expressly contemplated by this Agreement, (i) entitle any current or former employee, officer, director or consultant of the Company or any Company Subsidiary to enhanced severance or termination pay, change in control or similar payments or benefits, (ii) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any such employee, officer, director or consultant, (iii) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan or (iv) result in any breach or violation of, or a default under, any Company Benefit Plan.

          (m)  Other than payments or benefits that may be made to the persons listed in Section 4.10(m) of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any current or former employee, officer, director or consultant of the Company or any Company Subsidiary who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or other compensation arrangement could be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (n)   Each Company Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. All

  Company Options have been granted at per share exercise price that is at least equal to the fair market value of a share of the underlying Company Common Stock as of the date the Company Option was granted, as determined in accordance with applicable Law, including Section 409A of the Code.

          (o)   The assets of each Company Benefit Plan are sufficient to satisfy its Liabilities (current and contingent), or the benefits provided by the Company Benefit Plan are fully insured.

          (p)   Except for the UK DB Plans, no UK employee benefit trust has been established for the benefit of the employees, former employees, or dependents of employees or former employees, of the Company or any Company Subsidiary.

        Section 4.11    Labor Matters.

          (a)   Except as set forth in Section 4.11(a) of the Company Disclosure Letter, there is no pending labor strike, walkout, work stoppage, slowdown, lockout or other material labor dispute or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture, and no such strike, walkout, slowdown, lockout or other material labor dispute has occurred within the past five (5) years. Except as disclosed in Section 4.11(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture recognizes any trade union, works council or other kind of staff association, or is a party to any collective bargaining or works council agreement or similar agreement or arrangement with any labor union or works council in respect of or affecting any employees thereof, or is currently engaged in any negotiation with any trade union or employee organization, and to the Company's Knowledge, no trade union or employee organization is currently attempting to organize or otherwise represent any such employees.

          (b)   Except as set forth in Section 4.11(b) of the Company Disclosure Letter, to the Company's Knowledge, (i) the Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws regarding employment, employment practices, terms and conditions of employment, employee safety and health, worker classification, social security and other Tax withholdings, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, workers' compensation, leaves of absence, wages (including overtime wages), compensation, and hours of work with respect to the employees of the Company and the Company Subsidiaries, (ii) the Company and each Company Subsidiary is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Law, (iii) except as disclosed in Section 4.11(b) of the Company Disclosure Letter, there are no material claims, disputes or controversies pending or threatened against the Company or any Company Subsidiary brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied Contract of employment, wrongful or unfair termination of employment, unfair labor practice or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship and (iv) except as disclosed in Section 4.11(b) of the Company Disclosure Letter, there are no material charges, investigations, administrative proceedings or formal complaints of discrimination pending, or to the Company's Knowledge, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Entity against the Company or any Company Subsidiary pertaining to any employee thereof.

          (c)   Except as set forth in Section 4.11(c) of the Company Disclosure Letter, to the Company's Knowledge, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, fiduciary duty, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others. The terms and conditions of the employees of the Company and the Company Subsidiaries who work in the UK conform in all material respects to the standard form agreement that has been made available to Parent, and all material policies, including policies concerning redundancy and severance arrangements, concerning those employees have been made available to Parent. The aggregate severance liability in respect of the employees of the Company and the Company Subsidiaries who work in the UK has been made available to Parent.

          (d)   Except as set forth in Section 4.11(d) of the Company Disclosure Letter, no employee of the Company or any Company Subsidiary who works in the United Kingdom has been absent from work for a period exceeding six weeks other than by reason of maternity leave.

          (e)   Except as set forth in Section 4.11(e) of the Company Disclosure Letter, none of the employees of the Company or any Company Subsidiary who work in the UK have transferred into the employment of the Company or any Company Subsidiary pursuant to a "relevant transfer" as defined in the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 (or any predecessor Law) who was, at any time prior to the relevant transfer a member of a plan providing for equity-related benefits where that plan has not been materially replicated by the Company or relevant Company Subsidiary.

          (f)    Except as set forth in Section 4.11(f) of the Company Disclosure Letter, none of the employees of the Company or any Company Subsidiary who work in the UK have rights under or originally derived from the provisions of an occupational pension plan which do not relate to benefits for old age, invalidity or survivors within the meaning given to those terms under Regulation 10 of the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 (or any predecessor Law).

          (g)   Except as set forth in Section 4.11(g) of the Company Disclosure Letter, there are no individual workers, individual consultants, individual agency workers or other individuals engaged by the Company or any Company Subsidiary whose contracts provide for the payment of fees which, on an annualized basis, exceed $250,000.

          (h)   Except as set forth in Section 4.11(h) of the Company Disclosure Letter, no key employee or key individual consultant has given or received written notice to terminate such individual's employment or consultancy agreement which would reasonably be expected to result in any change in the organizational structure or otherwise effect any changes in the organizational capability of any Company Subsidiary or, to the Knowledge of the Company, any Magnox Company which holds a United Kingdom nuclear site license.

        Section 4.12    Contracts.

          (a)   Except as disclosed in the Company SEC Filings, Section 4.12 of the Company Disclosure Letter contains a true, correct and complete list of all Company Material Contracts as of the date of this Agreement. For the purposes of this Agreement, "Company Material Contract" shall mean any of the following to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their assets are bound:

              (i)  any Contract that is or would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

             (ii)  any Contract (or group of related Contracts) under which the Company or any Company Subsidiary is a lessor or lessee of, or holds or uses, any equipment, machinery, vehicle or other tangible personal property owned by a Third Party which requires future annual payments in excess of $2,500,000;

            (iii)  any Contract under which the Company or any Company Subsidiary is a lessee, sub-lessee, lessor or sub-lessor of real property that is material to the Company and the Company Subsidiaries, taken as a whole;

            (iv)  any Contract pursuant to which the Company or any Company Subsidiary has entered into a partnership, joint venture, teaming or other similar arrangement with any Person other than the Company or any Company Subsidiary;

             (v)  any Company Benefit Plan;

            (vi)  any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $2,500,000;

           (vii)  any Contract entered into other than in the ordinary course of business consistent with past practice (a) containing covenants of the Company or any Company Subsidiary to guaranty, indemnify or hold harmless another Person (other than the Company or any Company Subsidiary) for amounts in the aggregate exceeding $2,500,000 or (b) containing covenants of the Company or any Affiliate of the Company (including any Person becoming an Affiliate of the Company following the Effective Time) not to (or otherwise restricting or limiting the ability of the Company or any such Affiliate of the Company to) compete in any line of business or geographic area;

          (viii)  any indenture, mortgage, loan, credit or other Contract under which the Company or any Company Subsidiary has (a) outstanding Indebtedness in principal amount in excess of $2,500,000, (b) any outstanding note, bond, indenture or other evidence of Indebtedness in a principal amount in excess of $2,500,000 for borrowed money or otherwise, (c) guaranteed outstanding Indebtedness for money borrowed by others or (d) any acceptance, letter of credit, surety bond, reimbursement obligations owed to sureties or bonding companies, or similar arrangements;

            (ix)  any Contract creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

             (x)  (A) any Contract for the disposal of radioactive waste by a Third Party on behalf of the Company or any Company Subsidiary, or by the Company or any Company Subsidiary on behalf of a Third Party, in each case other than in the ordinary course of business consistent with past practice that involves payments by or to the Company or any Company Subsidiary not to exceed $2,500,000, or (B) any other Contract requiring future payments or expenditures and pertaining to cleanup, abatement, or remediation of Hazardous Material for which the Company expects to incur environmental Liabilities in excess of $2,500,000;

            (xi)  any Contract pursuant to which the Company or any Company Subsidiary (i) is granted or obtains any right to use, exploit or acquire any Intellectual Property Rights used in the conduct of the business of the Company or any Company Subsidiary as currently conducted (other than Contracts granting rights to use readily available shrink wrap or click wrap software having an acquisition price of less than $50,000 in the aggregate annually or $5,000 per individual workstation annually for all such related Contracts), (ii) is restricted in its right to use, exploit, enforce or register any Intellectual Property Rights owned by the Company or any Company Subsidiary or (iii) permits any other Person to use, exploit, acquire, enforce or register any Intellectual Property Rights, in each case including license agreements, coexistence agreements and covenants not to sue (other than non-exclusive license agreements, coexistence agreements and covenants not to sue entered into by the Company or any Company Subsidiary in the ordinary course of business consistent with past practice);

           (xii)  any Contract relating to the acquisition or disposition of any business or any material assets other than in the ordinary course of business consistent with past practice (whether by merger, sale of stock or assets or otherwise), including any such Contract with any "earn-out" or other contingent obligation remaining to be performed or continuing after the date of this Agreement;

          (xiii)  any settlement agreement which contains any continuing material obligation of the Company or any Company Subsidiary;

          (xiv)  any Contract entered into other than in the ordinary course of business consistent with past practice that involves aggregate payments by or to the Company or any Company Subsidiary in excess of $2,500,000 per annum; or

           (xv)  any Contract entered into, other than in the ordinary course of business consistent with past practice, that grants a Third Party (other than the Company or any Company Subsidiary) a material right of first refusal, first offer or first negotiation with respect to any assets of the Company or any Company Subsidiary.

          (b)   Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture is in breach of or default under the terms of any Company Material Contract, except where such breach or default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, except where such breach or default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, is in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in Section 4.12(b) of the Company Disclosure Letter, the Company has no Knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any Company Material Contract which has had or would be reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Magnox Company or Company Joint Venture (i) is a party to any voting agreement with respect to the voting of any securities of the Company or (ii) has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of the Company, any Company Subsidiary or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture.

        Section 4.13    Litigation.    As of the date hereof, except as would not reasonably be expected to have and has not had, individually or in the aggregate, a Company Material Adverse Effect, and except as set forth on Section 4.13 of the Company Disclosure Letter and other than Transaction Litigation, (i) there is no legal, administrative, arbitral or other suit, claim, action, mediation, proceeding or inquiry or investigation of any nature (each, an "Action") pending or, to the Knowledge of the

Company, threatened against the Company, any Company Subsidiary or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture and (ii) none of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any Magnox Company, any Company Joint Venture or any of their respective assets is subject to or bound by any outstanding Order.

        Section 4.14    Environmental Matters.    Except for matters, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect or as set forth on Section 4.14 of the Company Disclosure Letter: (i) the Company, each Company Subsidiary and, to the Knowledge of the Company, each Company Joint Venture are in compliance with applicable Environmental Laws, which compliance includes possession of and compliance with material Permits required under applicable Environmental Laws to conduct the business of the Company, each Company Subsidiary and, to the Knowledge of the Company, each Company Joint Venture as currently conducted; (ii) to the Knowledge of the Company, except in compliance with applicable Permits or Laws, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture has Released any Hazardous Material on any real property owned, operated on or leased by the Company, such Company Subsidiary or, to the Knowledge of the Company, such Company Joint Venture, which Release remains unresolved and for which the Company reasonably expects to incur direct liability for such Release; (iii) neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, such Company Joint Venture has entered into any consent decree or order, or is subject to any judgment, decree or judicial order for violation of Environmental Laws, which, in either case, remains outstanding; (iv) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture has received written claim from any Governmental Entity or Third Party that remains outstanding alleging that the Company, any Company Subsidiary, or to the Knowledge of the Company, such Company Joint Venture is in violation of, or liable under, applicable Environmental Laws, nor, to the Knowledge of the Company, is any such claim pending or threatened; and (v) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture has transported or arranged for the transport of Hazardous Materials to any disposal site, which, to the Knowledge of the Company, is subject to clean up or corrective action or any other sanction under applicable Environmental Law and for which the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture is liable. Except as specifically provided in Section 4.12(a)(x)(B), the representations and warranties in this Section 4.14 constitute the sole and exclusive representations and warranties made by the Company in any manner with respect to environmental matters.

        Section 4.15    Intellectual Property.

          (a)   Section 4.15(a) of the Company Disclosure Letter sets forth a complete and accurate list, including the record owner or owners, of all U.S. and foreign (i) issued patents and patent applications, (ii) trademark and service mark registrations and applications and material unregistered trademarks, (iii) copyright registrations and applications and material unregistered copyrights, and (iv) Internet domain names, in each of the foregoing (i), (ii), (iii), and (iv) that is owned or exclusively licensed by the Company or any Company Subsidiary in any jurisdiction of the world as of the date hereof. The Company and/or Company Subsidiaries are the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of the Intellectual Property Rights owned by the Company or any Company Subsidiary, including those set forth in Section 4.15(a) of the Company Disclosure Letter that are owned by the Company or any Company Subsidiary, and, to the Knowledge of the Company all such Intellectual Property Rights (other than applications to register Intellectual Property Rights) that are material to the conduct of the business of the Company and the Company Subsidiaries as currently conducted are subsisting, valid and enforceable.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company, the Company Subsidiaries and, to the Knowledge

  of the Company, the Magnox Companies and the Company Joint Ventures own or have the right to use in the manner currently used all Intellectual Property Rights that are necessary to conduct the business of the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Magnox Companies and the Company Joint Ventures.

          (c)   The conduct of the business of the Company and the Company Subsidiaries and, to the Knowledge of the Company, the Magnox Companies and Company Joint Ventures as currently conducted, and the conduct of the business as conducted in the past three (3) years, does not misappropriate, infringe, dilute or otherwise violate and has not misappropriated, infringed, diluted or otherwise violated, any Intellectual Property Rights of any other Person, except in each case for any such infringement or other violation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no written claims (for which written notice has been received by the Company or any Company Subsidiary) of misappropriation, infringement, dilution or other violation of any Intellectual Property Rights pending against the Company or any Company Subsidiary. To the Company's Knowledge, (i) no Person is misappropriating, infringing, diluting or otherwise violating any Intellectual Property Rights owned by the Company, any Company Subsidiary or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture, and (ii) during the past three (3) years, no Person has misappropriated, infringed, diluted or otherwise violated, either directly or indirectly, any Intellectual Property Rights owned, used or held for use by the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture except, in each of the foregoing (i) and (ii), for any such misappropriation, infringement, dilution or other violation as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no claims by the Company or any Company Subsidiary of misappropriation, infringement, dilution or other violation of any Intellectual Property Rights pending against any other Person.

        Section 4.16    Taxes.    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a)   The Company, the Company Subsidiaries and, to the Knowledge of the Company, each Magnox Company and Company Joint Venture have filed all income and other Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate.

          (b)   The Company, the Company Subsidiaries and, to the Knowledge of the Company, each Magnox Company and Company Joint Venture have paid all Taxes that are required to be paid whether or not shown on such Tax Returns to be payable.

          (c)   As of the date of this Agreement, there are no pending audits, examinations, investigations or other proceedings by any taxing authority in respect of Taxes of the Company, the Company Subsidiaries or, to the Knowledge of the Company, any Magnox Companies or Company Joint Ventures.

          (d)   There are no Liens for Taxes on any of the assets of the Company, the Company Subsidiaries or, to the Knowledge of the Company, any Magnox Companies or Company Joint Ventures other than for Taxes not yet due and payable.

          (e)   The reserve on the Company Financial Statements in respect of Taxes is adequate in accordance with GAAP.

          (f)    None of Company, the Company Subsidiaries or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement or any tax indemnity agreement (other than an agreement or arrangement solely among members of a group the common parent of which is the Company or any of its Subsidiaries) or an agreement entered into in the ordinary course of business consistent with past practice that is not primarily related to Taxes.

          (g)   None of the Company, the Company Subsidiaries or, to the Knowledge of the Company, the Magnox Companies or Company Joint Ventures has received written notice in the past five (5) years from a taxing authority in a jurisdiction where the Company, the Company Subsidiaries or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture does not file Tax Returns claiming that the Company, the Company Subsidiaries or, to the Knowledge of the Company, any such Magnox Company or Company Joint Venture is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

          (h)   None of the Company, the Company Subsidiaries or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture has been a party to any distribution occurring in the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

          (i)    None of the Company, the Company Subsidiaries or, to the Knowledge of the Company, the Magnox Companies or Company Joint Ventures has participated in any "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b).

          (j)    Since November 15, 2007, the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Magnox Companies and Company Joint Ventures have never been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign purposes.

          (k)   The Company has continued to treat the Company, EnergySolutions, LLC and ZionSolutions, LLC as specified in PLR 200841005 since such entities were acquired and PLR 200841005 remains in full force and effect.

        Section 4.17    Insurance.    Section 4.17 of the Company Disclosure Letter sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) with respect to which the Company or any Company Subsidiary is a "named insured" or otherwise the beneficiary of coverage (collectively, the "Company Insurance Policies"). Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) each Company Insurance Policy is in full force and effect and all premiums due and payable thereon have been paid, (b) neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture is in breach or default (including any breach or default with respect to the giving of notice) of any Company Insurance Policy and (c) neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture has taken any action or failed to take any action which, with notice or the lapse of time, would constitute a breach or default (including any breach or default with respect to the giving of notice) or permit termination or modification of any Company Insurance Policy. To the Knowledge of the Company, all claims, and events that would reasonably be expected to result in claims covered by the Company Insurance Policies have been properly reported to the applicable insurer(s) and no insurer of any Company Insurance Policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination with respect to any Company Insurance Policy has been received by the Company or any Company Subsidiary and, to the Knowledge of the Company, no such action has been threatened.

        Section 4.18    Real Estate.

          (a)   The Company and the Company Subsidiaries own and possess (i) good, valid and indefeasible title to that certain real property described in the column 1 of Section 4.18(a)(i) of the Company Disclosure Letter ("Owned Real Property"), (ii) as of the date hereof, owns or leases all of the material personal property shown to be owned or leased by the Company or any Company Subsidiary reflected in the latest audited financial statements included in the Company SEC Filings and (iii) good and valid leasehold interests in and to that certain property described on column 1 of Section 4.18(a)(iii) of the Company Disclosure Letter ("Leased Real Property" and, collectively with Owned Real Property, the "Real Property"), pursuant to the leases described on such schedule (collectively, the "Real Property Leases"), in each case free and clear of all Liens other than Permitted Liens and Liens described in column 2 of Sections 4.18(a)(i) and (iii) of the Company Disclosure Letter.

          (b)   Except as set forth in Section 4.18(b) of the Company Disclosure Letter, none of the Real Property is subject to or encumbered by any purchase option, right of first refusal or other contractual right or obligation to sell, assign or dispose of such Real Property. No sale, assignment or disposition pursuant to any matter described in Section 4.18(b) of the Company Disclosure Letter would materially impair the conduct of the businesses of the Company or any Company Subsidiary as presently conducted.

          (c)   With regard to each Real Property Lease, (i) such Real Property Lease is valid and effective against the applicable Company or Company Subsidiary and, to the Company's Knowledge, the counterparties thereto, in accordance with the terms thereof, (ii) no applicable Company or Company Subsidiary (nor, to the Company's Knowledge, any of the counterparties thereto) is in material breach or default under such Real Property Lease, and (iii) to Company's Knowledge, no event or circumstance has occurred or currently exists which, with notice or lapse of time or both, would become a material default by any of the Company or Company Subsidiaries or the counterparties thereto under such Real Property Lease.

          (d)   With respect to the Real Property, none of the Company or any Company Subsidiary has received any written notice of, nor to the Company's Knowledge does there exist as of the date of this Agreement, any pending, threatened or contemplated condemnation or similar proceedings, or any sale or other disposition of any Real Property or any part thereof in lieu of condemnation (collectively, "Condemnation Actions") and none of the Company or any Company Subsidiary has received written notice of any threatened Condemnation Actions, which Condemnation Actions, individually or in the aggregate, would reasonably be expected to materially impair the use, occupancy or value of any Real Property.

          (e)   All of the land used by the Company and the Company Subsidiaries in the conduct of their businesses in any material respect is included in the Real Property. All of the buildings, structures and other improvements used by the Company and the Company Subsidiaries in the conduct of their business in any material respect are located on the Real Property. The Company's and the Company Subsidiaries' interests in the Real Property constitute all of the real property interests reasonably necessary for the operation of their businesses as presently operated.

          (f)    To the Knowledge of the Company, none of the Company Joint Ventures owns real property.

        Section 4.19    Takeover Statutes.    Assuming the accuracy of the representations contained in Section 5.9 hereof, the Company Board has taken all necessary action so that the restrictions of Section 203 of the DGCL and any takeover, anti-takeover, moratorium, "fair price," "control share" or other similar Law applicable to the Company (each, a "Takeover Statute") do not and will not apply to this Agreement, the Merger or the other transactions contemplated hereby.

        Section 4.20    Proxy Statement.    None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary expressly for inclusion or incorporation by reference in the proxy statement filed with the SEC relating to the adoption by the stockholders of the Company of this Agreement and the approval of the Merger (such proxy statement, as amended or supplemented, the "Proxy Statement") will, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

        Section 4.21    Brokers.    Other than Goldman, Sachs & Co. (the "Company Financial Advisor"), the fees and expenses of which shall be paid by the Company, no broker, finder, financial advisor or investment banker or other Person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The estimated aggregate fees and expenses incurred and to be incurred by the Company in connection with the Merger and the other transactions contemplated hereby (including the fees of the Company Financial Advisor and the fees of the Company's legal counsel) are set forth in Section 4.21 of the Company Disclosure Letter. The Company has furnished to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor relating to the Merger and the other transactions contemplated hereby.

        Section 4.22    Opinion of the Financial Advisor.    The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) pursuant to the Merger is fair, from a financial point of view, to such holders. The Company shall make available to Parent a correct and complete copy of the form of such opinion solely for informational purposes promptly after receipt thereof by the Company.

        Section 4.23    Vote Required.    The only vote of holders of securities of the Company that is necessary to adopt this Agreement and approve the transactions contemplated hereby is the affirmative vote of the holders of outstanding Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock (the "Stockholder Approval").

        Section 4.24    NRC Matters and other Radiological Licenses.

          (a)   Except as set forth in Section 4.24 of the Company Disclosure Letter, and except as is not material to the Company and the Company Subsidiaries, taken as a whole, as of the date hereof: (i) the Company and the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures have all Permits, Radiological Licenses and other consents and approvals that are issued by the NRC or any Agreement State or any foreign Governmental Entity having jurisdiction, that are necessary to own and operate its business in all material respects as presently owned and operated, pursuant to the requirements of all Nuclear Laws, and all such Permits and Radiological Licenses are in full force and effect; (ii) since January 1, 2011, the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures have not received any written notification regarding any material investigation or material inquiry regarding compliance with any such Permits or Radiological Licenses, the Nuclear Laws, or any order, rule, regulation or decision of the NRC or any Agreement State or any foreign Governmental Entity having jurisdiction; and (iii) the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures are in material compliance with all applicable Nuclear Laws and orders, rules, regulations, or decisions of the NRC and any Agreement State or any foreign Governmental Entity having jurisdiction.

          (b)   The Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures hold all NRC Licenses, and all such NRC Licenses are in full force and effect. Since January 1, 2011, the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures have not received any written notification regarding any investigation or inquiry regarding compliance with any of such NRC Licenses, the Nuclear Laws, the Zion Contracts, or any order, rule, regulation, or decision of the NRC with respect to the Zion Station Site or the Zion Contracts. The Company is in compliance with all Nuclear Laws, the Zion Contracts and all orders, rules, regulations, or decisions of the NRC applicable to it with respect to the Zion Station Site or the Zion Contracts, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Section 4.24(b) of the Company Disclosure Letter sets forth all NRC Licenses issued by the NRC applicable to the Zion Station Site or the Zion Contracts.

          (c)   The Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures have not taken or permitted any action that would result in any change in the organizational structure or otherwise effect any changes in the organizational capability of any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture which holds a United Kingdom nuclear site license, which (i) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) requires the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture to make any notification to and/or seek the consent of any Governmental Entity.

          (d)   There is no Nuclear Fuel, other than Spent Nuclear Fuel, located on the Zion Station Site.

          (e)   Notwithstanding anything to the contrary in this Section 4.24, the provisions of this Section 4.24 shall not apply to matters to the extent addressed in Section 4.5 (Permits and Licenses; Compliance with Laws) or Section 4.14 (Environmental Matters).

        Section 4.25    Regulation as a Utility.    The Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures are not subject to regulation as a public utility or public service company (or similar designation) by any state of the United States (other than with respect to the ownership of a non-operating nuclear generating facility in Illinois) or any foreign country (other than any electrical generating facilities operated by Magnox Limited at Wylfa in the United Kingdom). Except (a) in connection with any electrical generating facilities operated by Magnox Limited at Wylfa in the United Kingdom and (b) as set forth in Section 4.25 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture is (i) a "public utility" under the Federal Power Act or (ii) a "public utility holding company" or "public utility company" under the Public Utility Holding Company Act of 2005.

        Section 4.26    Government Contracts.

          (a)   Section 4.26(a) of the Company Disclosure Letter lists, as of the date hereof, all Government Contracts for aggregate payments to the Company or any Company Subsidiary in excess of $10,000,000 that are (i) currently in effect; (ii) have been in effect within the last six (6) years; or (iii) remain open to audit no matter when they were last in effect. Section 4.26(a)(iv) of the Company Disclosure Letter lists each Government Bid for which an award has not been issued prior to the date of this Agreement. Section 4.26(a)(v) of the Company Disclosure Letter, lists each Government Contract or Government Bid to which the Company or any Company Subsidiary is a party premised on the Company or any Company Subsidiary having Section 8(a)

  status, small business status, small disadvantaged business status, protégé status, or other preferential status.

          (b)   Except as set forth in Section 4.26(b) of the Company Disclosure Letter, and except as would not have a material financial impact on the Company and the Company Subsidiaries, taken as a whole:

              (i)  to the Knowledge of the Company, the Company, all Company Subsidiaries, and all Government Contract Joint Ventures have complied with all terms and conditions of each Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein;

             (ii)  to the Knowledge of the Company, the Company, all Company Subsidiaries, and all Government Contract Joint Ventures have complied with all requirements of applicable laws, regulations and requirements pertaining to each Government Contract;

            (iii)  the Company, all Company Subsidiaries and, to the Knowledge of the Company, and all Government Contract Joint Ventures have, and have had at all times during the last six years, all licenses, franchises, permits, certificates, approvals or other similar authorizations, including any security clearances, issued by applicable Governmental Entities that are necessary for the operation of the business of the Company, the Company Subsidiaries and, to the Knowledge of the Company, and the Government Contract Joint Ventures as conducted or as presently proposed to be conducted by them;

            (iv)  all representations and certifications executed, acknowledged or set forth in each Government Contract were complete and correct as of their effective date, and the Company, all Company Subsidiaries and, to the Knowledge of the Company, and all Government Contract Joint Ventures have complied with all such representations and certifications, and when required have updated all such representations and certifications to the appropriate Governmental Entity, prime contractor, or subcontractor;

             (v)  the cost accounting and procurement systems and practices of the Company, all Company Subsidiaries and, to the Knowledge of the Company, and all Government Contract Joint Ventures are, and for the past six years have been, in compliance with all applicable U.S. Government laws and regulations (including all applicable cost accounting standards). All "cost or pricing data" submitted or certified in connection with the Government Bids were, at the date submitted or certified, as applicable, current, accurate and complete in accordance with applicable laws, rules and regulations;

            (vi)  no Governmental Entity, prime contractor, subcontractor, whistleblower, relator, or anyone else has notified the Company, any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture or any of their Representatives, either orally or in writing, that the Company, any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture has materially breached or violated any applicable law, regulation, or any certification, representation, clause, provision or requirement pertaining to any Government Contract;

           (vii)  no termination for convenience, termination for default, cure notice, notice of noncompliance, notice of intent to impose liquidated damages, or show cause notice is in effect as of the date hereof pertaining to any Government Contract;

          (viii)  neither (A) the Company, any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture, or any of their Representatives nor (B) to the Company's Knowledge any Person with whom the Company, any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture has entered into a partnership, joint venture, teaming or other similar arrangement, is (or during the last six years has been) under administrative, civil or criminal investigation, information, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract;

            (ix)  there are no pending or unresolved audits by any Governmental Entity (including the Defense Contract Audit Agency (DCAA) of the United States Department of Defense) related to any Government Contract;

             (x)  the Company, all Company Subsidiaries and, to the Knowledge of the Company, all Government Contract Joint Ventures have (or during the last six years have had) no Organizational Conflict of Interest arising under or relating to any Government Contract. All Government Contracts have been awarded, and all Government Bids have been submitted, without improper preferential treatment of any kind due to any action or inaction by the Company, the Company Subsidiaries or, to the Knowledge of the Company, all Government Contract Joint Ventures or their Representatives, or, to the Company's Knowledge, due to any action or inaction by any other Person;

            (xi)  neither (A) the Company, any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture, or any of their Representatives nor (B) to the Company's Knowledge any Person with whom the Company, any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture has entered into a partnership, joint venture, teaming or other similar arrangement, is (or during the last six years has been threatened with being) suspended or debarred from doing business with any Governmental Entity or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility by any Governmental Entity;

           (xii)  during the last five years, neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture nor any of their Representatives has conducted or initiated any internal investigation (or had a reason to conduct or initiate an internal investigation) or made any voluntary or mandatory disclosure to any Governmental Entity or entered into any consent order with respect to any potential noncompliance, irregularity, misstatement or omission arising under or relating to any Government Contract;

          (xiii)  there are no outstanding or threatened claims, lawsuits, disputes, or other legal actions against the Company, any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture by any Governmental Entity or any prime contractor, subcontractor, vendor, whistleblower, relator, or other third party arising under or relating to any Government Contract;

          (xiv)  no Government Contract or Government Bid contains a "Price Reduction" clause, such as 48 C.F.R. § 552.238-75, or similar "Most-Favored Customer" or other price tracking clause; and

           (xv)  for any Government Contract awarded to any Person based on the Person having Section 8(a) status, small business status, small disadvantaged business status, or other preferential status, to the Company's Knowledge, the Person has complied with the applicable limitations on subcontracting, such as 13 C.F.R. § 125.6, and:

              (A)  where the awardee is a Person other than a Joint Venture entered into with a Person with whom the Company or any Company Subsidiary has entered into a Small Business Administration ("SBA")-approved mentor-protégé agreement, neither the Company, any Company Subsidiary, any Government Contract Joint Venture, nor any of their Representatives (1) perform primary or vital requirements, or (2) are a subcontractor upon whom the prime contractor is unusually reliant under 13 C.F.R. § 121.103(h)(4); and

              (B)  where the awardee is a Joint Venture entered into with a Person with whom the Company or any Company Subsidiary has entered into an SBA-approved mentor-protégé agreement, the awardee, the Company, any Company Subsidiary and any Government Contract Joint Venture perform the work in accordance with 13 C.F.R. § 125.513(d) and all other applicable law and regulations.

        Section 4.27    Foreign Corrupt Practices Act.    Neither the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company, any of their respective officers, directors, agents, employees or other Person acting on behalf of the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company (i) have, directly or indirectly, taken any action which would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Law applicable to the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company in any jurisdiction other than the United States (collectively, the "FCPA"), (ii) to the Company's Knowledge, have used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to non-United States or United States government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly or (iii) are, or in the past five (5) years have been, subject to any actual, pending or threatened Action involving the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company in any way relating to the FCPA. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA and maintains such internal controls and procedures in force.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        With respect to any Section of this ARTICLE V, except as set forth in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

        Section 5.1    Organization and Qualification.    Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary. Parent has heretofore made available to the Company complete and correct copies of the certificate of incorporation and by-laws of Parent and Merger Sub, each as amended to date, and each as so delivered is in full force and effect.

        Section 5.2    Authority.    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger and the Financing. The execution and delivery of this Agreement, by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger and the Financing, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub, and no vote of Parent's or Merger Sub's stockholders, are necessary to authorize this Agreement or to consummate the transactions provided for herein, including the Merger and the Financing, other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, which adoption Parent shall effect on the date hereof immediately following the execution hereof. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by the Enforcement Exceptions.

        Section 5.3    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, including the Financing, will not, (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 5.3(b) have been obtained prior to the Effective Time and all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired and any condition precedent to such consent, approval, authorization or waiver has been satisfied prior to the Effective Time, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)   None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger and the Financing, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, any applicable Antitrust Laws, filings as may be appropriate to be made with CFIUS pursuant to Exon-Florio, filing and obtaining consent from the NRC and any Agreement State having jurisdiction for the indirect transfer of control of the NRC Licenses and Radiological Licenses, obtaining the NDA Consent, filing and recordation of appropriate merger documents as required by the DGCL and the rules of the NYSE, and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.4    Litigation.    As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no suit, action or proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub, Guarantor or any of their respective Affiliates. There is no Order outstanding against Parent, Merger Sub, Guarantor or any of their respective Affiliates, except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

        Section 5.5    Ownership of Merger Sub; No Prior Activities.    As of the date of this Agreement, the authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of

Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

        Section 5.6    Financing.

          (a)   Parent has delivered to the Company (i) true and complete copies of (A) the executed commitment letters from the Debt Financing Sources (collectively, the "Debt Commitment Letters"), together with all schedules and exhibits thereto, pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to Parent (or its applicable subsidiary) for the purpose of financing the transactions contemplated by this Agreement (the "Debt Financing"), and (B) the executed equity commitment letter, dated as of the date hereof (the "Equity Commitment Letter" and, together with the Debt Commitment Letters, the "Financing Commitments") from the Guarantor and the other parties thereto pursuant to which the Guarantor has committed, subject to the terms and conditions set forth therein, to invest the amounts set forth therein for the purpose of financing the transactions contemplated by this Agreement (the "Equity Financing" and, together with the Debt Financing, the "Financing"), and (ii) copies of the executed fee letters and engagement letters (if any) from the Debt Financing Sources, with fee amounts and percentages and certain other terms (excluding any conditions) that would not affect the availability or in the aggregate materially and adversely affect the amount (other than in respect of upfront fees) of the Debt Financing redacted.

          (b)   The Financing Commitments are in full force and effect as of the date hereof and are the legal, valid and binding obligations of Parent, Merger Sub, and Guarantor (to the extent such Person is a party thereto) and, to the Knowledge of Parent, each of the other parties thereto, in accordance with the terms and conditions thereof, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated and none of the respective commitments contained in the Financing Commitments has been withdrawn or rescinded in any respect. Except for the fee and engagement letters referred to in Section 5.6(a)(ii) , as of the date hereof, there are no side letters or other contracts or arrangements relating to the Financing Commitments. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof. As of the date hereof, there are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term of the Financing Commitments. Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, neither Parent nor Merger Sub has as of the date hereof any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available to Parent and Merger Sub on the Closing Date. The aggregate proceeds from the Financing, together with cash or other sources of immediately available funds, will be sufficient, if funded, to fund all of the amounts required to be provided by Parent for the consummation of the transactions contemplated hereby, and will be sufficient, if funded, for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement, including: (a) the payment in full in cash of the Merger Consideration, (b) the payment in full in cash of all amounts required to be paid pursuant to Section 3.5 hereof, (c) the repayment in full in cash of all Existing Debt and (d) all related fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger, the Financing and the other transactions contemplated hereby.

        Section 5.7    Brokers.    Other than Morgan Stanley & Co. LLC, whose fees and expenses shall be borne solely by Parent, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub, the Guarantor or their Affiliates.

        Section 5.8    Guarantee.    Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company the Guarantee of the Guarantor, dated as of the date hereof, in respect of certain obligations of Parent and Merger Sub. The Guarantee is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to the Enforcement Exceptions), and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under such Guarantee.

        Section 5.9    Ownership of Company Common Stock.    None of Parent, Merger Sub or any of their "affiliates" or "associates" (each, as defined in Section 203 of the DGCL) is, or at any time during the last three (3) years has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL.

        Section 5.10    Information Supplied.    None of the written information supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 5.11    Solvency.    No transfer of property is being made, and no obligation is being incurred, by Parent, Merger Sub or the Guarantor in connection with the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any Company Subsidiaries. Assuming (a) the accuracy in all material respects of the representations and warranties of the Company set forth in Article IV, disregarding any references to "Knowledge," "Material Adverse Effect," "materiality" or similar qualifications contained in such representations and warranties, (b) compliance by the Company of its covenants set forth in this Agreement, (c) the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, and (d) the most recent financial forecasts and business of the Company and the Company Subsidiaries made available to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Merger Consideration and all amounts required to be paid pursuant to Section 3.5, any payment or refinancing of any outstanding Indebtedness of the Company contemplated by this Agreement or the Financing Commitments, the repayment of the Financing Commitment, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at the Effective Time. As used in this Section 5.11, the term "Solvent" means, at the Effective Time, (a) the Present Fair Salable Value of the assets of the Surviving Corporation exceeds all of its Liabilities, contingent or otherwise, as of such date, (b) the Surviving Corporation will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its indebtedness and (c) the Surviving Corporation does not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged, in each case after giving effect to the transactions contemplated by this Agreement. For purposes of this Section 5.11, "debt" means Liability on a claim, and "claim" means (a) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. "Present Fair Salable Value" means the amount that may be realized if the aggregate assets of the Surviving Corporation (including goodwill) are sold as an entirety with reasonable promptness in an arm's length transaction under then prevailing conditions for the sale of comparable business enterprises.

        Section 5.12    Foreign Ownership.    Parent and Merger Sub or, if applicable, the Guarantor, are in compliance with Sections 103d and 104d of the Atomic Energy Act of 1954, as amended, as applicable, and the NRC's regulations in 10 C.F.R. § 50.38, including the foreign ownership, control and domination provisions of such sections of the Atomic Energy Act of 1954, as amended, and the NRC's regulations, and Parent and Merger Sub have no reason to believe that they are owned, controlled or dominated by foreign persons or entities (as such terms are interpreted and applied by the NRC), in contravention of the standards set forth in 103d and 104d of the Atomic Energy Act of 1954, as amended, and the NRC's regulations in 10 C.F.R. § 50.38, as applicable to Part 50 licensees.

        Section 5.13    Parent Ownership of Company Securities.    Parent, the Guarantor and their respective Subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

        Section 5.14    No Other Representations or Warranties.    Each of Parent and Merger Sub acknowledge and agree that it has, to its own satisfaction, conducted its own independent review and analysis of the business, assets, condition and operations of the Company and the Company Subsidiaries. In connection with entering into this Agreement, each of Parent and Merger Sub has relied upon the results of its own investigation and analysis. Each of Parent and Merger Sub also acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, neither Parent nor Merger Sub has relied upon any representations or warranties of any nature made by or on behalf of or imputed to the Company. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans).

 ARTICLE VI
COVENANTS

        Section 6.1    Conduct of Business.

          (a)   The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as set forth in Section 6.1(a) of the Company Disclosure Letter, as otherwise explicitly required by this Agreement, as required by applicable Law or a Governmental Entity or as consented to in writing by Parent (such consent, except for clauses (i), (ii), (iii), (v), (vi), (vii), (viii), (ix) , (xiv), (xix), (xxi), (xxii) or (xxiii) below, not to be unreasonably withheld, conditioned or delayed), (w) the Company shall, and shall cause each Company Subsidiary, Magnox Electric Group Pension Trustee Limited and Energy Sales and Trading Limited to, and, in the case of Magnox Limited, to the extent it is able, cause Magnox Limited to, conduct its business in the ordinary course of business consistent with past practice, (x) the Company shall, and shall cause each Company Subsidiary to, use its reasonable best efforts to preserve intact its business organizations, to preserve its assets and properties in good repair and condition, to keep available the services of its current officers and employees, to pursue any Government Bid to which the Company or any Company Subsidiary is party and for which an award has not been issued prior to the date of this Agreement, to operate the Zion Station Site pursuant to the Zion Contracts in the ordinary course of business consistent with past practice, and to preserve, in all material respects, the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees, distributors, and other Persons with which the Company or any Company Subsidiary has business dealings, (y) the Company shall cause EnergySolutions EU Limited to comply with the Magnox Parent Body Agreement and (z) without limiting the generality of the foregoing, (1) the Company shall not, and shall not permit any Company Subsidiary to, (2) the Company shall not permit Magnox Electric Group Pension Trustee Limited or Energy Sales and Trading Limited to, and (3) the Company shall use reasonable best efforts to cause (subject to any request, instruction or direction from the NDA) Magnox Limited not to, take any of the following actions (in the case of clauses (2) and (3), each reference below in this Section 6.1(a) to Company Subsidiary shall include the Magnox Companies):

              (i)  amend or otherwise change the Company Certificate of Incorporation or the Company By-laws (or the equivalent organizational or governing documents of any Company Subsidiary);

             (ii)  except as otherwise contemplated in Section 6.1(a)(vii), issue, sell, pledge, dispose, encumber or grant any shares of the Company's or any Company Subsidiary's capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company's or any Company Subsidiary's capital stock; provided, however, that (A) the Company may issue shares upon the vesting of any Company Restricted Stock, Company Phantom Stock Awards and Company Performance Share Units and the exercise of any Company Option outstanding as of the date hereof in accordance with the terms of such Company Restricted Stock, Company Phantom Share Awards, Company Performance Share Units and Company Options on the date hereof, or (B) after the date hereof under this Section 6.1, in accordance with the terms of such Company Restricted Stock, Company Phantom Share Awards, Company Performance Share Units and Company Options on the date hereof, the Company may issue shares pursuant to employment agreements and Company Benefit Plans existing as of the date hereof, subject to the limitations set forth in Section 6.1(a)(iv);

            (iii)  declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company's or any Company Subsidiary'

    capital stock, other than dividends paid by any Company Subsidiary to the Company or any wholly owned Company Subsidiary;

            (iv)  except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof, or written agreements for newly hired employees entered into in the ordinary course of business consistent with past practice or as otherwise required by Law (A) materially increase the compensation or benefits payable or to become payable to employees, directors, consultants or executive officers of the Company or any Company Subsidiary, except, in the case of employees below the level of Vice President (or equivalent project leader or regional or business unit executive), normal increases in cash compensation in the ordinary course of business consistent with past practice (including for this purpose, the normal salary, bonus and equity compensation review process) and not in excess of $50,000 individually or $3,000,000 in the aggregate, (B) grant any severance, change of control, retention or termination compensation or benefits to, or enter into any severance, change of control, retention or termination agreement with, any employee, director, consultant or executive officer of the Company or any Company Subsidiary, except in the ordinary course of business and with a value not in excess of $150,000 individually or $2,500,000 in the aggregate, or as required by Law, (C) enter into any employment agreement with any employee or executive officer of the Company (except in order to fill a position vacated after the date of this Agreement on terms no more favorable than previously compensated for such position), (D) establish, adopt, enter into, amend, modify or terminate any Company Benefit Plan, collective bargaining agreement or similar labor agreement or any agreement with a works council, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, consultants or employees or any of their beneficiaries, or increase any benefits provided thereunder, (E) accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan with a value in excess of $50,000 individually or $1,000,000 in the aggregate, or (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan;

             (v)  except as may be required under agreements executed prior to the date hereof, grant, confer or award options, convertible securities, restricted stock units or other rights to acquire any of its or its Subsidiaries' capital stock or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan (except as otherwise provided by the terms of any unexercisable options or other equity awards outstanding on the date hereof);

            (vi)  acquire, directly or indirectly (A) including by merger, consolidation, or acquisition of stock or assets (except in respect of any merger, consolidation, business combination between the Company and any wholly owned Company Subsidiaries or between any wholly owned Company Subsidiaries), any corporation, partnership, limited liability company, other business organization or any division or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction), or (B) any material amount of assets (other than in the ordinary course of business consistent with past practice);

           (vii)  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company or any of the Company Subsidiaries (other than this Agreement);

          (viii)  (A) create, assume or incur any Indebtedness or guarantee any such Indebtedness for any Person (other than a Company Subsidiary), or repay, redeem or repurchase any such

    Indebtedness, except for the incurrence of Indebtedness (I) under the Company or Company Subsidiaries' existing credit facilities set forth in Section 6.1(a)(viii) of the Company Disclosure Letter, or (II) under letters of credit in the ordinary course of business consistent with past practice in an aggregate amount not exceeding $5,000,000, provided, that for purposes of this Section 6.1(a)(viii), "Indebtedness" shall have the meaning set forth in sections (i) through (v) in the definition thereof only; or (B) enter into any swap or hedging transaction or other derivative agreements;

            (ix)  make any loans, advances or capital contributions to, or any investments in, any other Person (other than (x) loans or advances between any wholly owned Company Subsidiaries or between the Company and any wholly owned Company Subsidiaries and (y) in connection with contract or project bids made in the ordinary course of business consistent with past practice or pursuant to Contracts in effect as of the date hereof);

             (x)  (A) sell, assign, lease, sublease, license (other than non-exclusive license agreements, coexistence agreements and covenants not to sue entered into by the Company or any Company Subsidiary in the ordinary course of business consistent with past practice), sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties that are material, individually or in the aggregate, to the Company or any Company Subsidiary, or (B) enter into, modify, supplement or amend any lease or sublease of real property;

            (xi)  except in the ordinary course of business consistent with past practice, materially modify or amend in any material respect, terminate or cancel, or waive, release or assign any material rights or claims with respect to, any Company Material Contract or material Government Contract or enter into any agreement or Contract that would qualify as a Company Material Contract or Government Contract;

           (xii)  make any change to its methods of accounting in effect at December 31, 2011, except as (A) concurred with by the Company's independent auditors and (B) required (I) by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization), or (II) by a change in applicable Law;

          (xiii)  pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business consistent with past practice, including pursuant to existing indemnification agreements with officers and directors) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors;

          (xiv)  form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole;

           (xv)  settle or compromise any material Liability for Taxes, amend any material Tax Return, make any material Tax election, file (or not file) any material Tax Return in a manner inconsistent with past practice or adopt or change in any material respect any method of accounting for Tax purposes or surrender any right to claim a material Tax refund;

          (xvi)  (A) pay, discharge, settle or satisfy any claims, Action, Liabilities or other obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities: (I) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Filings or (II) incurred in the ordinary course of business consistent with past practice or (B) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value (other than in connection with Acquisition Proposals as permitted by Section 6.4);

         (xvii)  make or agree to make any capital expenditure or expenditures that exceed $2,000,000 individually or $20,000,000 in the aggregate, in each case, over a 12 month period;

        (xviii)  fail to take any action necessary (in the Company's reasonable discretion) to protect or maintain any Intellectual Property Right owned, used or held for use by the Company or any Company Subsidiary that is material to the conduct of the business of the Company or the Company Subsidiaries as currently conducted and planned by the Company or the Company Subsidiaries to be conducted;

          (xix)  except for transactions among the Company and any of its Subsidiaries or any of the Magnox Companies or any Company Joint Ventures and/or among any of the Company, its Subsidiaries, the Magnox Companies and/or any Company Joint Venture, enter into any material Contract or other material transaction between the Company or any Company Subsidiary, Magnox Companies or Company Joint Ventures, on the one hand, and any Affiliate or associate, as defined in DGCL Section 203, of the Company or any Company Subsidiary, Magnox Companies or any of the Company Joint Ventures, on the other hand, other than in the ordinary course of business consistent with past practice on terms no less favorable to the Company, Company Subsidiary, Magnox Company or Company Joint Venture, as applicable, than the terms governing such transactions with Third Parties;

           (xx)  permit any material insurance policy naming any of the Company or any Company Subsidiary as a beneficiary or a loss payable payee to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

          (xxi)  agree to modify or change, in a manner adverse to the Company or any Company Subsidiary, or fail to renew or permit to lapse any NRC License or Radiological License (including any similar Permit required or issued by any foreign Governmental Entity or any ruling or approval of any Governmental Entity), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

         (xxii)  take or (to the extent within its control) permit any action that would result in any change in the organizational structure or otherwise effect any changes in the organizational capability of any Company Subsidiary or any Company Joint Venture which holds a United Kingdom nuclear site license;

        (xxiii)  pay any fees and expenses in connection with the Merger and the other transactions contemplated hereby to the Financial Advisor in excess of the amounts shown in Section 4.21 of the Company Disclosure Letter; or

        (xxiv)  authorize, commit or agree to take any of the foregoing actions.

          (b)   Nothing contained in this Agreement is intended to give the Parent Group, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, each of the Parent Group and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        Section 6.2    Proxy Statement; Company Stockholders Meeting.

          (a)    Preparation and Filing of Proxy Statement.    Subject to Section 6.4, the Company shall use reasonable best efforts to prepare and file with the SEC the Proxy Statement within two (2) Business Days after the Solicitation Period End Date, but in no event prior to the Solicitation Period End Date. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and the Company Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

          (b)    Mailing of Proxy Statement Amendments.    The Company shall cause the Proxy Statement to be mailed to the holders of Company Common Stock as of the record date established for the Company Stockholders Meeting as promptly as reasonably practicable after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement; provided, however, that the Company shall not (but may with the mutual consent of the Parties) mail the Proxy Statement prior to the Solicitation Period End Date. If at any time prior to the Effective Time, any event or circumstance relating to the Company or Parent or any of the Company's or Parent's Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such Party shall promptly inform the others. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

          (c)    Cooperation.    Parent shall furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). The Company shall not file or mail the Proxy Statement (or any amendment or supplement thereto) or respond to any comments of the SEC (or the staff of the SEC) with respect thereto without providing Parent a reasonable opportunity to review and to propose comments on such document or response.

          (d)    Company Stockholders Meeting.    The Company shall take all action reasonably necessary in accordance with the DGCL, the Company Certificate of Incorporation and the Company By-laws to duly call, give notice of and hold a meeting of its stockholders (the "Company Stockholders Meeting") as promptly as reasonably practicable, and in no event later than forty-five (45) days following the date on which the Proxy Statement is cleared by the SEC for the purpose of obtaining the Stockholder Approval; provided, however, that the Company may elect not to take such actions if the Company Board effects a Company Adverse Recommendation Change in compliance with Section 6.4(e). Subject to and without limiting the rights of the Company Board to effect a Company Adverse Recommendation Change pursuant to Section 6.4(e), (i) the Company Board shall make the Company Recommendation at the Company Stockholders Meeting, (ii) such Company Recommendation shall be included in the Proxy Statement and (iii) the Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and to obtain the Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not mail the Proxy Statement or hold the Company Stockholders Meeting prior to the Solicitation Period End Date (but may with the mutual consent of the Parties).

          (e)   If on the date for which the Company Stockholders Meeting is scheduled (the "Original Date"), the Company has not received proxies representing a sufficient number of shares of Company Common Stock to approve the transactions contemplated hereby, whether or not a quorum is present, Parent shall have the right to require the Company, and the Company shall have the right, to postpone or adjourn the Company Stockholders Meeting to a date which shall not be more than forty-five (45) days after the Original Date. If the Company continues not to receive proxies representing a sufficient number of shares of Company Common Stock to approve the transactions contemplated hereby, whether or not a quorum is present, Parent shall have the right to require the Company to, and the Company may, make one or more successive postponements or adjournments of the Company Stockholders Meeting as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of forty-five (45) days from the Original Date in reliance on this subsection. In the event that the Company Stockholders Meeting is adjourned or postponed as a result of applicable Law, including the need to supplement the Proxy Statement, any days resulting from such adjournment or postponement shall not be included for purposes of the calculations of numbers of days pursuant to this Section 6.2(e). Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting if the Company Board effects a Company Adverse Recommendation Change in compliance with Section 6.4(e).

        Section 6.3    Access to Information; Confidentiality.

          (a)    Access to Information.    Subject to Section 6.3(b), from the date of this Agreement to the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, the Company shall, and shall instruct each Company Subsidiary and Magnox Company and each of its and their respective Representatives (collectively, "Company Representatives") to provide to Parent and Merger Sub and each of their respective Representatives (collectively, "Parent Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the properties, contracts, books, records and personnel thereof and other information as Parent may reasonably request concerning the business, assets, Liabilities, personnel and other aspects of the Company and the Company Subsidiaries and Magnox Companies, including for the purpose of conducting any non-invasive ("Phase I" type) environmental assessment or audit (which shall not include the taking of soil, groundwater, surface water, air, or building material samples or other invasive testing); provided, however, the Company shall not be required to (A) furnish, or provide any access to, any information to any Person not restricted by the Confidentiality Agreement or any similar agreement with respect to such information, (B) take or allow actions that would unreasonably interfere with the Company's or any Company Subsidiary's, any Magnox Company's or any Company Joint Venture's operation of its business, (C) breach any agreement with any Third Party or any request, instruction or direction from the NDA (provided that the Company shall, upon the request of Parent, use its reasonable best efforts to obtain the required consent of any Third Party or the NDA to such access or disclosure), (D) take or permit any action that may constitute a waiver of the attorney-client privilege held by the Company, any Magnox Company or any Company Subsidiary (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a waiver of attorney-client privilege), or (E) otherwise violate any applicable Laws.

          (b)    Confidentiality and Restrictions.    By executing this Agreement, Parent and Merger Sub agree to be bound by the terms and conditions of the Confidentiality Agreement as if they were parties thereto. The Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

        Section 6.4    No Solicitation of Transactions.

          (a)   Notwithstanding anything to the contrary contained in this Agreement, during the period beginning upon the execution of this Agreement by all of the Parties and continuing until 11:59 p.m. (New York City time) on February 6, 2013 (the "Solicitation Period End Date"), the Company and its Subsidiaries and their respective Representatives shall have the right (acting solely under the direction of the Company Board or any committee thereof) to, directly or indirectly, (i) solicit, initiate, facilitate and encourage any Acquisition Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that any such non-public information shall be provided (including by posting such information to an electronic data room) to Parent or Merger Sub prior to or concurrently with it being provided to any Person given such access; (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal and (iii) grant a waiver under any standstill, confidentiality or similar agreement entered into by the Company solely to the extent necessary to allow the other party thereto to submit any non-public Acquisition Proposals to the Company Board in compliance with this Section 6.4. Notwithstanding the foregoing, the Company shall not provide any commercially sensitive non-public information to any competitor in connection with the actions contemplated by this Section 6.4, except in a manner reasonably designed to protect the Company if the Closing occurs and otherwise consistent with the Company's past practice in dealing with the disclosure of such information in the context of considering Acquisition Proposals prior to the date of this Agreement.

          (b)   Except as expressly permitted by this Section 6.4, from and after the Solicitation Period End Date, (1) the Company shall, and shall cause each of the Company Subsidiaries and the Company Representatives to, (2) the Company shall cause Magnox Electric Group Pension Trustee Limited and Energy Sales and Trading Limited to, and (3) the Company shall use reasonable best efforts to cause (subject to any request, instruction or direction from the NDA) Magnox Limited to, cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons with respect to an Acquisition Proposal and request the immediate return or destruction of all confidential information previously furnished. Except as specifically provided in this Section 6.4, from the Solicitation Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, (1) the Company shall not, and shall cause each Company Subsidiary and Company Representative not to, (2) the Company shall cause Magnox Electric Group Pension Trustee Limited and Energy Sales and Trading Limited not to, and (3) the Company shall use reasonable best efforts to cause (subject to any request, instruction or direction from the NDA) Magnox Limited not to, directly or indirectly (in the case of clauses (2) and (3), each reference below in this Section 6.4(b) to Company Subsidiary shall include the Magnox Companies):

              (i)  initiate, solicit, propose, encourage (including by providing information) or take any action designed to, or which would reasonably be expected to, facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

             (ii)  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning, the Company or any Company Subsidiary, including their properties, books and records, to any Person relating to, or otherwise cooperate with, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

            (iii)  approve, publicly endorse, publicly recommend or enter into any Acquisition Proposal or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement with respect to any Acquisition Proposal (an "Alternative Acquisition Agreement");

            (iv)  publicly propose, agree or publicly announce an intention to take any of the foregoing actions;

             (v)  take any action to make the provisions of any Takeover Statute inapplicable to any transaction contemplated by an Acquisition Proposal; or

            (vi)  terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of an Acquisition Proposal (other than to the extent the Company Board determines in good faith, after consultation with its outside legal counsel, that it is necessary to take any such actions under clauses (v) or (vi) in order to comply with the Company Board's fiduciary duties to the stockholders of the Company under applicable Law and solely to the extent necessary to allow the other party thereto to submit any non-public Acquisition Proposal to the Company Board in compliance with Section 6.4).

  No later than the Solicitation Period End Date, the Company shall notify Parent and Merger Sub in writing of the number and identity of Persons that submitted an Acquisition Proposal on or before the Solicitation Period End Date and shall provide to Parent (x) an unredacted copy of any such Acquisition Proposal made in writing (including any financing commitments relating thereto, which shall include any fee letters (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)) and (y) a written summary of the material terms of any Acquisition Proposal not made in writing (including any financing commitments and any fee letters relating thereto (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)). Notwithstanding the commencement of the obligations of the Company under this Section 6.4(b), from and after the Solicitation Period End Date, the Company may, until 11:59 p.m. (New York City time) on the tenth (10th) day following the Solicitation Period End Date (the "Cut-Off Date"), continue to engage in the activities described in clauses (i) through (iii) of this Section 6.4(b) with respect to an Acquisition Proposal submitted by an Exempted Person on or before the Solicitation Period End Date (and not subsequently withdrawn), including with respect to any amended or revised proposal submitted by such Exempted Person on or before the Cut-Off Date (but not a withdrawn Acquisition Proposal); provided, however, that, only in the case of clause (iii) above, the obligations in Section 6.4(d) , Section 6.4(e) and Section 6.4(f) shall apply at all times to all Acquisition Proposals of any Exempted Person.

          (c)   Notwithstanding anything to the contrary contained in Section 6.4(b), at any time after the Solicitation Period End Date and prior to, but not after, the receipt of the Stockholder Approval, the Company or the Company Board, directly or indirectly through the Company Representatives, may, subject to compliance with this Section 6.4:

              (i)  provide non-public information or data concerning the Company or any Company Subsidiary to any Person making a bona fide written Acquisition Proposal (which Acquisition Proposal did not result from a material breach of this Section 6.4); provided, however, that prior to providing such information, the Company receives from the Person an executed Acceptable Confidentiality Agreement; or

             (ii)  engage or participate in any discussions or negotiations with such Person with respect to such bona fide written Acquisition Proposal;

  provided, however, that prior to taking any action described in Section 6.4(c)(i) or Section 6.4(c)(ii) above, (A) the Company Board shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, (B) the Company Board shall have determined, after consultation with outside legal counsel, that it is necessary to take such actions in order to comply with the Company Board's fiduciary duties to the stockholders of the Company under applicable Law, (C) the Company or the Company Board shall have given Parent prior written notice of such determinations and (D) all such information or data has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person.

          (d)   Except as expressly provided by Section 6.4(e), at any time after the date hereof, neither the Company Board nor any committee thereof shall:

              (i)  (A) publicly withhold or withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold or withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), the Company Recommendation or otherwise publicly repudiate the adoption, approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated hereby, (B) adopt, approve, publicly declare advisable or recommend or publicly propose to adopt, approve, declare advisable or recommend any Acquisition Proposal, (C) allow the Company Recommendation to be excluded from the Proxy Statement, (D) fail to reject (or, if requested by Parent, fail to publicly recommend against) any Acquisition Proposal within ten (10) Business Days after such Acquisition Proposal is publicly announced, or (E) if a tender or exchange offer relating to equity securities of the Company is commenced by a Person unaffiliated with Parent, fail to send to the Company's security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (any action described in clauses (A), (B), (C), (D) or (E), a "Company Adverse Recommendation Change"); or

             (ii)  adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or cause or permit the Company or any Company Subsidiary to execute or enter into an Alternative Acquisition Agreement.

          (e)   Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receipt of the Stockholder Approval, the Company Board shall be permitted (x) to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, subject to compliance with Section 8.1(c)(iii) and Section 8.2 if and only if (A) the Company Board has received an Acquisition Proposal that, in the good faith determination of the Company Board, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to this Section 6.4(e), and (B) the Company Board determines in good faith, after consultation with outside legal counsel, it is necessary to take such action in order to comply with the directors' fiduciary duties to the stockholders of the Company under applicable Law, or (y) to effect a Company Adverse Recommendation Change, if and only if (A) (1) the Company Board has received an Acquisition Proposal that, in the good faith determination of the Company Board, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to this Section 6.4(e) or (2) an Intervening Event occurs and is continuing, and (B) the Company Board determines in good faith, after consultation with outside legal counsel, it is necessary to take such action in order to comply with the directors' fiduciary duties to the stockholders of the Company under applicable Law; provided that prior to the Company Board's effecting any such termination or Company Adverse Recommendation Change:

              (i)  the Company shall provide a written notice to Parent and Merger Sub that the Company Board intends to take such action and describing (1) the facts underlying the Company Board's determination that an Intervening Event has occurred and the rationale and basis for such Company Adverse Recommendation Change; or (2) the terms and conditions of the Superior Proposal that is the basis of such action (including the identity of the party making the Superior Proposal and any financing commitments related thereto, which shall include any fee letters, which letters may be redacted to omit the numerical amounts provided therein, as applicable) (a "Change of Recommendation Notice");

             (ii)  during the five (5) Business Day period following Parent's and Merger Sub's receipt of the Change of Recommendation Notice, the Company shall, and shall cause the Company Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make adjustments in the terms and conditions of this Agreement, the Financing Commitments and the Guarantee (1) so as to obviate the need for an Company Adverse Recommendation Change as a result of the Intervening Event or (2) with respect to a Superior Proposal, so that such Superior Proposal ceases to constitute a Superior Proposal, as applicable; and

            (iii)  following the end of the five (5) Business Day period described above in Section 6.4(e)(ii), the Company Board shall have determined in good faith, after consultation with its financial advisor and outside legal counsel and taking into account the Tender Offer, any receipt of the Loan Amendments, changes to this Agreement, the Financing Commitments and the Guarantee proposed in writing by Parent and Merger Sub in response to the Change of Recommendation Notice or otherwise, that (A) such Company Adverse Recommendation Change in light of such Intervening Event is necessary to comply with the Company Board's fiduciary duties to the stockholders of the Company under applicable Law or (B)(1) such Superior Proposal continues to constitute a Superior Proposal, and (2) after consultation with its outside legal counsel, that it is necessary to take such action in order to comply with the directors' fiduciary duties to the stockholders of the Company under applicable Law.

  If (x) there is any material change in the circumstances of such Intervening Event or another Intervening Event occurs, or (y) any amendment to the financial terms or any other amendment of such Superior Proposal is made, the Company shall deliver a new Change of Recommendation Notice to Parent and Merger Sub, and the Company shall be required to comply again with the requirements of this Section 6.4(e); provided, however, that references to the five (5) Business Day period above shall be deemed to be references to a three (3) Business Day period.

          (f)    From and after the Solicitation Period End Date, the Company shall (i) as promptly as reasonably practicable (and in any event within twenty-four (24) hours), advise Parent and Merger Sub of receipt by the Company of any Acquisition Proposal or any request for information that would reasonably be expected to lead to any Acquisition Proposal, the terms and conditions of any such Acquisition Proposal or request (including the identity of the party making such Acquisition Proposal), and shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours) advise Parent and Merger Sub of any amendments to any such Acquisition Proposal or request, (ii) keep Parent fully and promptly informed of the status and material details (including any change to any term or condition thereof) of any such Acquisition Proposal or request, and (iii) provide to Parent promptly after receipt or delivery thereof copies of all material correspondence and other written material sent or provided to the Company or any Company Subsidiary or any Company Representative from any Person that describes any of the terms or conditions of any such Acquisition Proposal or request. Without limiting the generality of the foregoing, the Company shall promptly notify Parent if the Company determines to begin providing information to any Third Party related to an Acquisition Proposal or determines to begin discussions with a Third Party related to an Acquisition Proposal.

          (g)   Nothing contained in this Section 6.4 shall be deemed to prohibit the Company or the Company Board, directly or indirectly through the Company Representatives, from (i) taking and disclosing to its stockholders a position with respect to a tender offer or exchange offer contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any "stop-look-and-listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to so disclose would violate applicable Law; provided, however, that all actions taken or agreed to be taken by the Company or the Company Board or any committee thereof shall comply with the provisions of this Section 6.4 (including the provisions related to a Company Adverse Recommendation Change).

          (h)   So long as this Agreement has not been terminated, no Company Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement.

          (i)    Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.4 by any Company Representative or Affiliate of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 6.4 by the Company.

        Section 6.5    Reasonable Best Efforts.

          (a)   Subject to Section 6.4, the Parties hereto shall cooperate with each other and use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in ARTICLE VII to be satisfied, including (i) the obtaining of all necessary actions or non-actions, consents and approvals (including those specified below) from Governmental Entities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Entity or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions, including the Merger, to be performed or consummated by such Party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining Order entered by any court or other Governmental Entity vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and any other transactions to be performed or consummated by such Party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.

          (b)   In furtherance and not in limitation of the foregoing in Section 6.5(a), each of the Parties hereto shall promptly (and in no event later than ten (10) Business Days following the date that this Agreement is executed) (i) make and not withdraw (except with the prior written consent of the other Party) its respective filings under the HSR Act, and the Parties shall request early termination of the statutory waiting period with respect thereto, and (ii) make in good faith such joint filings with CFIUS as shall be appropriate pursuant to Exon-Florio, with respect to the transactions contemplated hereby, including the Merger, and thereafter use their reasonable best efforts to make any other required submissions and substantially comply with any additional requests for information by any antitrust authority or CFIUS, and (iii) as promptly as reasonably practicable make all filings or notifications to any other foreign or multijurisdictional body that are required under any applicable Antitrust Laws, or that are otherwise agreed by the Parties to be advisable in connection with the completion of the Merger and the other transactions contemplated by this Agreement. Parent and Merger Sub agree to take promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the Parties to close the transactions contemplated by this Agreement, including the Merger, as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement. Further, and for the avoidance of doubt, Parent will take any and all actions necessary in order to ensure that (x) no requirement for any non-action by or consent or approval of the Antitrust Division of the Department of Justice, the Federal Trade Commission or other foreign or U.S. Governmental Entity with respect to any Antitrust Laws, (y) no decree, judgment, injunction, temporary restraining order or any other Order in any suit or proceeding with respect to any Antitrust Laws, and (z) no other matter relating to any Antitrust Laws would preclude consummation of the Merger by the End Date. Each Party will bear its own costs for the preparation and filing of any notification and report required by any Antitrust Law or response to any request for additional information.

          (c)   In furtherance and not in limitation of the foregoing in Section 6.5(a), as promptly as practicable after the date of this Agreement, the Company and Parent, as applicable, shall make the filings necessary to obtain the Required Regulatory Approvals, other than the NRC Consents required to be obtained with respect to the NRC Licenses and the NDA Consent. In fulfilling their respective obligations under this Section 6.5(c), the Company and Parent shall each use reasonable best efforts to effect or cause to be effected any such filings within thirty (30) days after the date of this Agreement. Each Party will bear its own costs of the preparation and review of any such filings. Notwithstanding anything to the contrary contained in this Section 6.5(c), no Party or any of their respective Affiliates shall agree to, or be required to agree to, any conditions, provisions, amendments, agreements, Liabilities, or terms which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)   In furtherance and not in limitation of the foregoing in Section 6.5(a), as promptly as practicable after the date of this Agreement, and no later than five (5) Business Days after the date of this Agreement or such other period as may be agreed in writing by the Parties, the Company and Parent shall file with NRC an application requesting consent under Section 184 of the Atomic Energy Act and 10 C.F.R. § 50.80 for the indirect transfer of control of the NRC Licenses as a result of the Merger, and any other related approvals required under the NRC Consents required to be obtained with respect to the NRC Licenses. The Parties shall use, their reasonable best efforts to obtain such consents as promptly as practicable. Each Party will bear its own costs of the preparation of any such filings and NRC fees shall be equally shared by the Parties. Thereafter, the Company and Parent shall cooperate with one another to facilitate NRC review of the application by providing the NRC staff with such documents or information that the NRC staff may require any of the Parties to provide or generate. Notwithstanding anything to the contrary contained in this Agreement, with respect to the NRC Consents required to be obtained with respect to the NRC Licenses, no Party nor any of their respective Affiliates shall agree to, or be required to agree to, any conditions, provisions, amendments, agreements, Liabilities, or terms to which any of paragraphs (i) through (iii) of Section 7.1(e) apply, taken individually or in the aggregate.

          (e)   In furtherance and not in limitation of the foregoing in Section 6.5(a), as promptly as practicable after the date of this Agreement, and no later than five (5) Business Days after the date of this Agreement or such other period as may be agreed in writing by the Parties, the Company shall cause ES EU to notify the NDA in writing of the Merger and to request the written consent of the NDA to the indirect change of control of ES EU consequent to the Merger as required by the Magnox Parent Body Agreement (the "NDA Consent"). The Company shall use, and shall cause ES EU to use, its reasonable best efforts to obtain the NDA Consent within sixty (60) days after the date of this Agreement. In furtherance and not in limitation of the following in Section 6.5(h), the Company shall promptly notify Parent upon the receipt by the Company or ES EU of any comments from the NDA (or the staff of the NDA) or any request of the NDA (or the staff of the NDA) with respect to the NDA Consent, and shall provide Parent with copies of all correspondence between the Company, ES EU and the Company Representatives, on the one hand, and the NDA (or the staff of the NDA), on the other hand. The Company shall use, and cause ES EU to use, its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the NDA (or the staff of the NDA) with respect to the NDA Consent, and the Parties shall co-operate with one another to facilitate the NDA's review of the request for the NDA Consent by providing the NDA as promptly as reasonably practicable with such documents or information that the NDA may reasonably request or require any of the Parties or their respective Subsidiaries to provide. Notwithstanding anything to the contrary contained in this Agreement, with respect to the NDA Consent, no Party nor any of their respective Affiliates shall agree to, or be required to agree to, any conditions, provisions, amendments, agreements, Liabilities, or terms to which any of paragraphs (i) through (iii) of Section 7.1(e) apply, taken individually or in the aggregate.

          (f)    Each of Parent and the Company shall give (or shall cause its respective Subsidiaries (as well as, in the case of the Company, the Magnox Companies) to give) any notices to Third Parties, and Parent shall use, and cause each of its Affiliates to use, its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, and the Company shall use, and cause each of its Subsidiaries and the Magnox Companies to use, its reasonable best efforts to obtain any Third Party consents not covered by Section 6.5(a) through Section 6.5(e) above that are necessary, proper or advisable to consummate the Merger or to avoid the loss as the result of the Merger of any material Permit, Company Material Contract or Government Bid to which the Company or any Company Subsidiary or any Magnox Company is a party and for which an award has not been issued prior to the date of this Agreement. Each Party will bear its own costs incurred in connection with this Section 6.5(f). Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent, none of the Company or any of its Subsidiaries or any of the Magnox Companies shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

          (g)   Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, and its or its Affiliates' directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any Third Party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information and advice of counsel, each of Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Representatives, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

          (h)   Subject to applicable Laws and the requirements of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or any Parent Representative, or the Company or any Company Representative, as the case may be, from any Third Party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated in this Agreement. Neither the Company nor Parent shall permit any of its officers or any of its other Representatives to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

        Section 6.6    Financing.

          (a)   Prior to the Closing, so long as the Loan Amendments are not in full force or effect, Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things that are necessary or advisable to:

              (i)  maintain in full force and effect the Financing Commitments in accordance with the terms and subject to the conditions thereof (subject to the approval right of the Company in clause (a)(v) below, and further, subject to clause (b) below); provided that Parent may (A) replace or amend the Debt Commitment Letters so long as such replacement or amendment would not adversely impact or delay in any material respect the ability of Parent to consummate the Merger or the Financing, and (B) amend (including pursuant to a joinder agreement or an amendment and restatement) the Debt Commitment Letters to add Debt Financing Sources that have not executed the Debt Commitment Letters as of the date hereof;

             (ii)  negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letters (including any flex provisions related thereto), which agreements shall be in effect as promptly as practicable after the date hereof but in no event later than the Closing;

            (iii)  satisfy all conditions applicable to Parent or Merger Sub set forth in the Financing Commitments, including by consummating the Equity Financing pursuant to the terms of the Equity Commitment Letter;

            (iv)  consummate and obtain the Financing on the terms and conditions (including the flex provisions) set forth in the Financing Commitments, including using reasonable best efforts to seek to enforce its rights under the Debt Commitment Letters in the event of a breach thereof by the Debt Financing Sources thereunder; and

             (v)  not permit any amendment or modification to be made to, or consent to any waiver of any condition, provision or remedy under, or replacement of (except as provided in Section 6.6(b)), any of the Financing Commitments or any related fee letters, without the prior written consent of the Company, if such amendment, modification, waiver or replacement;

              (A)  reduces the aggregate amount of the Financing from that contemplated in the Financing Commitments;

              (B)  imposes new or additional conditions, or otherwise expands, amends or modifies any of the conditions, to the receipt of the Financing, in each case in a manner adverse to Parent, Merger Sub and the Company (taken as a whole); or

              (C)  amends or modifies any other terms of the Financing Commitments in a manner that would adversely impact or delay in any material respect (x) the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or (y) the ability of Parent or Merger Sub to obtain the Financing in a timely manner.

  As long as the Loan Amendments are not in full force or effect, Parent shall not release or consent to the termination of the obligations of the Debt Financing Sources, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Debt Commitment Letters or as otherwise contemplated by Section 6.6(a)(i) or Section 6.6(b). Any reference in this Agreement to (x) "Financing" shall include the financing contemplated by the Financing Commitments as amended or modified in compliance with this Section 6.6(a), and (y) "Financing Commitments," "Debt Commitment Letters" or "Equity Commitment Letter" shall include such documents as amended or modified in compliance with this Section 6.6(a).

          (b)   If the Loan Amendments are not in full force or effect and any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Financing Commitments, Parent shall promptly so notify the Company and shall, as promptly as practicable following the occurrence of such event, use reasonable best efforts to arrange and to obtain alternative financing commitments from alternative sources on terms not less favorable taken as a whole than those contained in the Financing Commitments to Parent and Merger Sub and in an amount sufficient to consummate the transactions contemplated by this Agreement, (the "Alternative Financing"), and to obtain a new financing commitment letter with respect to such Alternative Financing (an "Alternative Financing Commitment") which shall replace the existing Financing Commitments or such unavailable portion thereof. Parent shall promptly provide a true and complete copy of each Alternative Financing Commitment (and any fee letters or engagement letters redacted in a manner consistent with Section 5.6(a)) to the Company. In the event any Alternative Financing Commitment is obtained, any reference in this Agreement to (i) "Financing," "Debt Financing" or "Equity Financing" shall include the financing contemplated by the Financing Commitments as modified in compliance with this Section 6.6(b), and (ii) "Financing Commitments," "Debt Commitment Letters" or "Equity Commitment Letters" shall include the Financing Commitments that are not superseded by an Alternative Financing Commitment at the time in question and the Alternative Financing Commitments entered into in compliance with this Section 6.6(b) to the extent then in effect.

          (c)   Parent shall give the Company prompt (and in any event within five (5) Business Days) written notice: (i) of any default or breach by any party to any Financing Commitment of which Parent or Merger Sub becomes aware or any termination thereof; (ii) of the receipt of any written notice or other communication from any party to a Financing Commitment regarding the existence of a material dispute or disagreement between or among any parties to any Financing Commitment that could reasonably cause a condition to the Financing Commitments not to be satisfied; and (iii) if for any reason Parent or Merger Sub has reasonably determined in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments (including the flex provisions).

          (d)   Each of Parent and Merger Sub acknowledges and agrees that neither the obtaining of the Loan Amendments, the Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Financing or any Alternative Financing, is a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the receipt of the Loan Amendments or the availability of the Financing or any Alternative Financing, or the completion of any such issuance, subject to the applicable conditions set forth in Section 7.1, Section 7.2 and Section 9.5.

        Section 6.7    Financing Assistance.    Subject to the requirements of applicable Law:

          (a)   Subject to Section 6.7(b), the Company shall and shall cause the Company Subsidiaries (and its and their respective applicable senior management, personnel and advisors) to reasonably cooperate in connection with the Loan Amendments, the Financing and the Tender Offer as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries). Such cooperation by the Company shall include, but not be limited to, (i) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Debt Financing and the members of senior management and other representatives of the Company and the Company Subsidiaries), drafting sessions, presentations, road shows, due diligence sessions, sessions with rating agencies and sessions with prospective financing sources and investors; (ii) assisting Parent and the Debt Financing Sources with the preparation of (A) customary offering documents, private placement memoranda, prospectuses, bank information memoranda, authorization letters, confirmations and undertakings in connection with the Required Financial Information, bank information memoranda (including with respect to presence or absence of material non-public information and the accuracy of the information contained therein) and (B) customary materials for rating agency presentations and lender presentations relating to the Debt Financing or the Alternative Financing; (iii) assisting in the consummation of the Debt Financing, the Loan Amendments to, among other things, permit a potential "change of control" event thereunder with respect to the Merger, and the Tender Offer, and providing, executing and delivering such documents and instruments as are reasonably requested by Parent or the Debt Financing Sources and as are, in the good faith determination of the persons executing such documents and instruments, accurate, including but not limited to (A) as applicable, any necessary amendments to the Existing Debt or payoff letters relating to the repayment in full of the Existing Debt and any additional documents or instruments evidencing the release, termination and discharge in full of all related Liens, guarantees and other security therefor, including (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of the Existing Debt, (B) all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act, (C) a certificate of the Chief Financial Officer of the Company with respect to solvency matters substantially in the form attached to the Debt Commitment Letters and (D) agreements, documents, instruments or certificates that facilitate the creation, perfection or enforcement of liens and security interests securing the Debt Financing or the Alternative Financing (including, without limitation, original copies of all certificated securities (with transfer powers executed in blank) and intercompany notes (with endorsements executed in blank), control agreements, uniform commercial code financing statements, filings with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office), surveys, title insurance, landlord consents, bailee letters and access letters) provided that no obligation of the Company or any of its Subsidiaries under any such agreement, pledge or grant shall be effective until the Effective Time; (iv) pledging, granting security interests in, and otherwise granting Liens on, the Company's assets pursuant to such agreements as may be reasonably requested, provided that no obligation of the Company or any of its Subsidiaries under any such agreement, pledge or grant shall be effective until the Effective Time; (v) promptly (and, in any event, within the time periods specified in the commitment letters executed with the Debt Financing Sources, to the extent applicable and not already provided on or prior to the date hereof) providing Parent and the Debt Financing Sources financial and other information in the Company's possession (and any other pro forma financial information to the extent required to be delivered to the Debt Financing Sources under the terms of the applicable commitment letters) with respect to the Merger and financial, business and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including (A) all consolidated financial statements and other pertinent information required by the Financing Commitments and all financial statements, financial data, audit reports and other information of the type required by Regulation S-X (other than Sections 3-10 and 3-16) and Regulation S-K under the Securities Act and of type and form customarily included in a registration statement or an offering memorandum pursuant to Rule 144A under the Securities Act for the offering(s) of debt securities contemplated by the Financing Commitments or in an offer to purchase for the Tender Offer, (B) such other information and data as are otherwise necessary in order to receive customary "comfort" letters with respect to the financial statements and data referred to in the foregoing clause (A) (including "negative assurance" comfort) from the independent auditors of the Company and the Company Subsidiaries on each date during the relevant period (including drafts of such "comfort" letters which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings), and (C) such other documents required to satisfy any customary negative assurance opinion and to consummate the Debt Financing or the Alternative Financing at the time the Debt Financing or the Alternative Financing are to be consummated (all such information in this clause (v), the "Required Financial Information"); (vi) cooperating with the marketing efforts of Parent and the Debt Financing Sources for all or any portion of the Debt Financing or Alternative Financing, and taking all actions as may be required and reasonably requested by Parent or the Debt Financing Sources in connection with the Loan Amendments or repayment of the Existing Debt; (vii) reasonably cooperating with Parent's legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing or the Alternative Financing; (viii) taking such actions, as are reasonably requested by Parent or the Debt Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent set forth in the Debt Commitment Letters or any definitive documentation relating to the Debt Financing or the Alternative Financing; (ix) cooperating with the Debt Financing Sources' due diligence investigation, to the extent customary and reasonable and not unreasonably interfering with the business of the Company; (x) using its reasonable best efforts to cause its independent auditors and legal counsel to cooperate with the Financing, including assisting Parent in obtaining accountants' comfort letters and legal opinions as reasonably requested by Parent, including issuing any customary representation letters to Ernst & Young LLP; (xi) using its reasonable best efforts to cause the Debt Financing to benefit from the existing lending relationships of the Company and the Company Subsidiaries; (xii) establishing deposit and similar accounts to facilitate the flow of funds on the Closing Date; and (xiii) making a Tender Offer or cooperating with any Tender Offer made by Parent or any of its Affiliates; (xiii) with respect to the Real Property, reasonably cooperating with Parent in the obtainment of title policies, surveys, owner affidavits, lease estoppels and subordination nondisturbance agreements; and (xiv) if requested by Parent, using reasonable best efforts to cause, at or prior to the Effective Time, the administrative agent under the Credit Agreement to have provided the Company with (A) the Loan Amendments, solely to the extent Parent elects to pursue such Loan Amendments and such Loan Amendments are in fact obtained or (B) if Parent elects not to pursue such Loan Amendments or such Loan Amendments are not obtained, a "payoff" letter acknowledging that, subject to repayment of the aggregate principal amount outstanding under such loan documents, together with all interest accrued thereon and any other fees or expenses payable thereunder, (w) such loan documents shall be terminated, (x) any and all Liens under such loan documents related thereto shall be released, (y) the Company and the Company's Subsidiaries shall be released from any and all material liabilities and obligations under such loan documents and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination) and (z) all letters of credit issued under the Existing Debt have been returned to the applicable issuing bank with all necessary documentation required to cancel such letters of credit and appropriate arrangements have been made to replace such letters of credit with new letters of credit issued under the Debt Financing (or other arrangements satisfactory to the applicable issuing banks (and, if applicable, the applicable beneficiaries) have been made to provide adequate credit support in respect of such letters of credit, including by provision of back-to-back letters of credit supporting the applicable obligations thereunder); provided that neither the Company nor any of the Company Subsidiaries shall (A) be required to pay any commitment or other similar fee unless until the Closing occurs, (B) have any liability or obligation under any loan agreement and related documents or any documents related to a Tender Offer, unless and until the Closing occurs, (C) incur any other liability in connection with the Debt Financing unless and until the Closing occurs, or (D) be required to take any action that would (w) be beyond the reasonable control of the Company, (x) conflict with or violate the Company's or any of its Subsidiaries' organizational documents or any Laws, (y) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any contract to which the Company or any of its Subsidiaries is a party, or (z) impose personal liability on the officers or employees involved. The Company hereby consents to the use of its and the Company Subsidiaries' logos in connection with the Loan Amendments, the Debt Financing or Alternative Financing; provided that such logos are used in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Company Subsidiaries.

          (b)   Nothing in this Section 6.7 shall require such cooperation to the extent it would require the Company to agree to pay any fees, reimburse any expenses or give any indemnities or incur any other Liability or obligation (including the entry into any agreement that is not contingent upon the Closing) prior to the Effective Time that has not been reimbursed in accordance with the immediately succeeding sentence (it being understood, however, the Company shall bear all costs and expenses of its annual audit but not the costs of any comfort letter). Parent shall promptly reimburse the Company for all actual out-of-pocket expenses and costs incurred by the Company or any Company Subsidiary and their Representatives in connection with such cooperation at the request of Parent.

          (c)   Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or its Affiliates), the Company agrees that Parent and its Affiliates may share non-public or confidential information regarding the Company, the Company Subsidiaries and their respective businesses with the Debt Financing Sources identified in the Debt Commitment Letters, and that Parent, its Affiliates and such Debt Financing Sources may share such information with potential financing sources in connection with any marketing efforts (including any syndication) in connection with the Debt Financing, provided that the recipients of such information agree to customary confidentiality arrangements.

        Section 6.8    Notices of Certain Events.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (ii) any Action commenced or, to any Party's Knowledge, threatened against, such Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated hereby (the "Transaction Litigation"). In addition, the Company shall give prompt notice to Parent of any change or event having a Company Material Adverse Effect. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in ARTICLE VII.

        Section 6.9    Publicity.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except with respect to any Company Adverse Recommendation Change or any action taken pursuant thereto, and made in accordance with Section 6.4, so long as this Agreement is in effect neither the Company not Parent shall issue or cause the publication of any press release or otherwise make any public announcement (including conference calls with investors and analysts) with respect to the Merger, this Agreement or any other transaction contemplated by this Agreement without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except to the extent the disclosing Party determines in good faith judgment it is required to do so by applicable Law, Order, stock exchange rule or any listing agreement with a national securities exchange of any Party hereto (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party). Notwithstanding anything in this Agreement to the contrary, the Parent and the Merger Sub may disclose the terms of this Agreement and the transactions contemplated hereby to their respective current and prospective Affiliates, lenders, investors and limited partners who have confidentiality obligations to the Parent and Merger Sub, respectively.

        Section 6.10    Employee Matters.

          (a)   During the one (1)-year period commencing at the Effective Time, Parent shall provide or shall cause the Surviving Corporation to provide to Continuing Employees a base salary or wage rate at least equal to the Continuing Employees' base salary or wage rate in effect as of immediately prior to the Effective Time and compensation and benefits that are, in the aggregate, no less favorable than the compensation and benefits being provided to Continuing Employees immediately prior to the Effective Time. Notwithstanding the foregoing, and subject always to any powers to amend, terminate or renegotiate a collective bargaining agreement, with respect to Continuing Employees whose terms and conditions of employment are governed by a collective bargaining agreement, Parent will honor such terms and conditions of employment and continue benefits as set forth therein.

          (b)   Without limiting paragraph (a) of this Section 6.10, (i) during the one (1)-year period commencing at the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to Continuing Employees who experience a termination of employment severance benefits that are no less than the severance benefits that would have been provided under a Company Benefit Plan to such employees upon such a termination of employment immediately prior to the Effective Time.

          (c)   For purposes of eligibility, vesting, and determination of level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan) under the compensation and benefit plans, programs, agreements and arrangements of Parent or its Affiliates, the Company, the Surviving Corporation or any respective Subsidiary and Affiliate thereof providing benefits to any Continuing Employees after the Closing (the "New Plans"), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Continuing Employee shall be credited with his or her years of service with the Company, the Company Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under a corresponding Company Benefit Plan; provided, however, that no such service shall be recognized to the extent that it would result in a duplication of benefits. In addition and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Continuing Employee participated immediately before the replacement; and (ii) for purposes of each New Plan that constitutes a group health plan made available to any Continuing Employee after the Effective Time, Parent shall use reasonable best efforts to, or shall cause the Surviving Corporation to, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such exclusions or requirements would have been waived or satisfied under the Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, and cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year that includes the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year to the extent such amounts would have been taken into account under the Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time.

          (d)   No provision of this Agreement shall (i) create any third-party beneficiary or other rights in any current or former employee, director or other service provider of the Company or any Company Subsidiary, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or any New Plan or rights to continued employment or service with Parent or its Affiliates, the Company, the Surviving Corporation or any respective Subsidiary and Affiliate thereof, (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan or any New Plan, or (iii) limit the ability of Parent or its Affiliates, the Company, the Surviving Corporation or any respective Subsidiary and Affiliate thereof to terminate the employment of any employee of the Company or any Company Subsidiary.

        Section 6.11    Resignation of Directors.    At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent the contingent resignation of all of the members of the Company Board who are in office immediately prior to the Effective Time (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each Company Subsidiary), which resignations shall be effective at the Effective Time.

        Section 6.12    Directors' and Officers' Indemnification and Insurance.

          (a)   For not less than six (6) years after the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (x) the Company Certificate of Incorporation or the Company By-laws (or equivalent organizational or governing documents of any Company Subsidiary or Affiliate of the Company as in effect on the date of this Agreement) and (y) any indemnification agreement of the Company or any Company Subsidiary or other applicable contract as in effect on the date of this Agreement, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i)(x) and (y) above in any manner that would adversely affect the rights thereunder of any Indemnified Parties.

          (b)   Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies and the Company's existing fiduciary liability insurance policies (collectively, the "D&O Insurance"), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies, for an aggregate amount not to exceed eighteen times the last annual premium paid prior to the date of this Agreement for the D&O Insurance. If the Company or the Surviving Corporation for any reason fails to obtain such "tail" insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company's current insurance carrier or with an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies as of the date hereof, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnified Parties who are insured under the Company's D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for any such insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement for the D&O Insurance.

          (c)   The Indemnified Parties to whom this Section 6.12 applies shall be third party beneficiaries of this Section 6.12. The provisions of this Section 6.12 are intended to be for the benefit of and shall be enforceable by each Indemnified Party and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.12.

          (d)   The rights of each Indemnified Party under this Section 6.12 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company, the Surviving Corporation or any of Company Subsidiary, or under any applicable Law or under any agreement of any Indemnified Party with the Company or any Company Subsidiary.

          (e)   Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.12 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnified Parties and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.12.

        Section 6.13    Section 16 Matters.    Prior to the Effective Time, the Company shall take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 6.14    Merger Sub.    Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any Liabilities other than as contemplated by this Agreement.

        Section 6.15    Termination of Company Stock Plan.    Unless otherwise requested by Parent prior to the Effective Time, the Company shall take all actions necessary to terminate the Company Stock Plan prior to the Effective Time, and no further Company Options, Company Restricted Stock or Company Performance Share Units or other rights with respect to shares of Company Common Stock shall be granted thereunder following such termination.

        Section 6.16    Termination of 401(k) Plan.    If requested by Parent in writing at least ten (10) days prior to the Effective Time, the Company shall take all actions necessary to terminate any or all Company Benefit Plans intended to qualify under Section 401(a) of the Code, effective not later than the last Business Day immediately preceding the Effective Time.

        Section 6.17    Subsequent Filings.    Until the Effective Time, the Company will timely file with or furnish to the SEC each form, report and document required to be filed or furnished by the Company under the Exchange Act.

        Section 6.18    Parachute Payments.    The Parties agree to work in good faith in order to eliminate or mitigate the potential impact of any excess parachute payment on officers of the Company, including, but not limited to, considering the treatment of payments to such officers as not being parachute payments and entering into acceptable non-competition agreements.

ARTICLE VII
CLOSING CONDITIONS

        Section 7.1    Conditions to Obligations of Each Party Under This Agreement.    The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction or, to the extent permitted by Law, waiver, at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    The Stockholder Approval shall have been obtained.

          (b)    HSR Act and Antitrust Clearances.    Any waiting periods (including any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or otherwise been terminated.

          (c)    Exon-Florio.    If a filing is made pursuant to Section 6.5(b)(ii), CFIUS shall have notified Parent in writing that it has determined not to investigate the transactions contemplated by this Agreement (including the Merger) pursuant to the powers vested in it by Exon-Florio or, in the event that CFIUS has undertaken such an investigation, CFIUS has determined pursuant to such investigation not to take any action or the President of the United States has determined not to take any action.

          (d)    No Injunctions, Suits, or Restraints.    No Order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger. There shall not be pending any suit, action or proceeding by any Governmental Entity in any court of competent jurisdiction seeking to prohibit the consummation of the Merger.

          (e)    Permits.    The regulatory approvals and consents set forth in Section 7.1(e) of the Company Disclosure Letter shall have been obtained and shall be in full force and effect, and, with respect to the NRC Consents and NDA Consent set forth in Section 7.1(e) of the Company Disclosure Letter, shall not contain any conditions, provisions, amendments, agreements, liabilities or terms (in each case other than which exist as of the date hereof) that would, individually or in the aggregate, reasonably be expected to (i) materially and adversely impact the business, assets, liabilities, properties, financial condition, operations or prospects of any Party; (ii) materially impair any of the rights of investors to hold interests in entities that, in turn, own direct or indirect interests in Parent; or (iii) require any member of the Parent Group to provide financial assurances or guarantees in order to obtain such approvals or consents.

        Section 7.2    Additional Conditions to Obligations of Parent and Merger Sub.    The respective obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction of the following conditions, any one or more of which may be waived (to the extent permitted by Law) in writing by Parent.

          (a)    Representations and Warranties.

              (i)  Each of the representations and warranties of the Company set forth in Section 4.2(a), Section 4.2(b), Section 4.2(c) , Section 4.2(d) and Section 4.2(e) shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications therein) both as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such date) except for (x) such failures to be true and correct as would not cause the aggregate Merger Consideration and other amounts to be paid pursuant to Section 3.5 to increase by more than Two Million Dollars ($2,000,000) and (y) changes permitted pursuant to Section 6.1.

             (ii)  Each of the representations and warranties of the Company set forth in this Agreement (other than those referred to in the foregoing clause (i)) shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications therein), except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect, both as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such date).

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c)    Officer's Certificate.    The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

          (d)    No Material Adverse Effect.    Since the date of this Agreement, there has not been any change, effect, event, occurrence, state of facts, circumstances or development that has had or would be expected to have, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts, circumstances or developments, a Company Material Adverse Effect.

        Section 7.3    Additional Conditions to Obligations of the Company.    The obligations of the Company to consummate the Merger are also subject to the satisfaction of the following conditions, any one of which may be waived (to the extent permitted by Law) in writing by the Company.

          (a)    Representations and Warranties.    Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications), except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect, both as of the date of this Agreement and as of the Effective Time, with the same effect as though made on and as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such date);

          (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the Effective Time; and

          (c)    Officer's Certificate.    Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

        Section 7.4    Frustration of Closing Conditions.    Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely on the failure of any condition set forth in ARTICLE VII to be satisfied if such failure was caused by the Company's failure or either Parent's or Merger Sub's failure, respectively, to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        Section 8.1    Termination.    Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained (except as otherwise expressly noted), only as follows:

          (a)   by mutual written consent of each of Parent and the Company;

          (b)   by either Parent or the Company:

              (i)  if the Merger shall not have been consummated by 11:59 p.m., New York City time, on October 7, 2013 (such date, as it may be extended as provided below, the "End Date"); provided, however, that (A) the End Date may be extended by Parent (by written notice thereof to the other Parties), from time to time, for an additional aggregate period of time not to exceed three (3) months if all other conditions to consummation of the Merger are satisfied or capable of then being satisfied and the sole reason that the Merger has not been consummated by the then-current End Date is that one or more conditions set forth in Section 7.1(b), Section 7.1(c) , Section 7.1(d), or Section 7.1(e), in each case relating to the NRC Consents or the NDA Consent, has not been satisfied, and (B) the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

             (ii)  if any Order or other action of any Governmental Entity having competent jurisdiction is entered permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement; or

            (iii)  if the Stockholder Approval is not obtained at the Company Stockholders Meeting or any adjournment or postponement thereof at which the Merger has been voted upon;

          (c)   by the Company:

              (i)  if (A) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied or (B) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied, and, in the case of either (A) or (B), such breach is incapable of being cured on or before the End Date or is not cured by Parent within thirty (30) calendar days after Parent receives written notice of such breach from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b), as applicable, not being satisfied;

             (ii)  if all of the conditions in Section 7.1 and Section 7.2 have been satisfied (other than those conditions, which by their nature are to be satisfied by actions taken at the Closing) and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two (2) Business Days after the date the Closing should have occurred pursuant to Section 2.2; provided, however, that during such period of two (2) Business Days following the date the Closing should have occurred pursuant to Section 2.2 and for twenty-four (24) hours thereafter, no Party shall be entitled to terminate this Agreement pursuant to Section 8.1(b)(i); or

            (iii)  if prior to obtaining the Stockholder Approval, (A) the Company Board has determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.4(e) and (B) the Company has complied in all material respects with Section 6.4; provided, that prior to or concurrently with termination pursuant to this Section 8.1(c)(iii), the Company pays the Company Termination Fee to Energy Capital Partners Management II, LP or its designee in accordance with Section 8.2(b)(i).

          (d)   by Parent:

              (i)  if (A) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied or (B) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied, and, in the case of either (A) or (B), such breach is incapable of being cured on or before the End Date or is not cured by the

    Company within thirty (30) calendar days after the Company receives written notice of such breach from Parent or Merger Sub; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b) , as applicable, not being satisfied;

             (ii)  if (A) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change, (B) the Company Board shall have failed to hold the Company Stockholders Meeting or to use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and to obtain the Stockholder Approval, and such failure shall have been a material breach of Section 6.2(d), or (C) the Company Board fails to reaffirm publicly the Company Recommendation to the Company's stockholders to vote in favor of the Merger within ten (10) days of Parent's written request for such reaffirmation (or if the End Date is less than ten (10) days from the receipt of such request from Parent, by the close of business on the penultimate Business Day preceding the End Date);

            (iii)  if the Company enters into an Alternative Acquisition Agreement; or

            (iv)  if the Company shall have materially breached any provision of Section 6.4.

        Section 8.2    Effect of Termination; Termination Fee.

          (a)    Effect of Termination Generally.    In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any Party hereto (or any of its Representatives), and all rights and obligations of any Party hereto shall cease, except for the rights and obligations contained in the Confidentiality Agreement, the Guarantee and the provisions of Section 6.3(b), this Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(d), ARTICLE I and ARTICLE IX, which shall survive any termination of this Agreement; provided, however, that if (i) such termination results from an Intentional Breach committed prior to such termination and (ii) all of the conditions to Closing contained in Section 7.1 and, in the case of a termination by the Company, Section 7.2 and, in the case of a termination by Parent, Section 7.3, have been satisfied (other than those conditions, which by their nature are to be satisfied by actions taken at the Closing), then (A) no such termination shall relieve the Party who committed such Intentional Breach of any liability for actual damages incurred by the other Parties in an amount not to exceed Seventy-Five Million Dollars ($75,000,000), which damages resulted from such Intentional Breach (such actual resulting capped damages are referred to herein as the "Capped Damages"), and (B) the other Parties shall be entitled to all remedies available at law or in equity to seek to recover damages in an amount not to exceed the Capped Damages; provided, further, that if the Company terminates this Agreement pursuant to Section 8.1(c)(ii) and the reason that Parent and Merger Sub failed to consummate the transactions contemplated by this Agreement is that the financing contemplated by the Debt Commitment Letters is not available (other than as a result of breach of this Agreement by Parent or Merger Sub), then the sole and exclusive remedy of the Company Group against the Parent Group shall be to receive payment of the Parent Termination Fee pursuant to Section 8.2(c)(i) and any related costs, expense and interest pursuant to Section 8.2(d).

          (b)    Company Termination Fee and Expenses.

              (i)  (A) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(iii), the Company shall pay the Company Termination Fee to Energy Capital

    Partners Management II, LP or its designee prior to or concurrently with such termination, by wire transfer of same day funds to one or more accounts designated by Parent or its designee (or by check if Parent fails to designate an account), and (B) in the event that this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), Section 8.1(d)(iii) or Section 8.1(d)(iv), the Company shall pay the Company Termination Fee to Energy Capital Partners Management II, LP or its designee promptly, but in any event within one (1) Business Day after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent or its designee (or by check if Parent fails to designate an account).

             (ii)  In the event that this Agreement is terminated (A) by either Parent or the Company pursuant to Section 8.1(b) or (B) by Parent pursuant to Section 8.1(d)(i) , and subject to the delivery by Parent of an invoice and reasonable documentation thereof, the Company shall reimburse all of Parent's Reimbursable Expenses to Energy Capital Partners Management II, LP or its designee promptly, but in any event within one (1) Business Day after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent or its designee (or by check if Parent fails to designate an account); provided, that in the event the Company has paid or caused to be paid Parent's Reimbursable Expenses, and a Company Termination Fee is thereafter payable, the Company Termination Fee otherwise payable shall be reduced by the amount of such Parent's Reimbursable Expenses which are actually reimbursed.

            (iii)  In the event that (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i), (B) the Company receives or has received an Acquisition Proposal from a Third Party after the date hereof, which Acquisition Proposal is publicly disclosed either (I) in the case of a termination pursuant to Section 8.1(b)(i), before the End Date, (II) in the case of a termination pursuant to Section 8.1(b)(iii), before the Company Stockholders Meeting (or such later date as such meeting is postponed or adjourned), or (III) in the case of a termination pursuant to Section 8.1(d)(i), before such termination, and (C) within twelve (12) months of the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal with any Person other than Parent or its Affiliates, then the Company shall pay the Company Termination Fee to Energy Capital Partners Management II, LP or its designee promptly, but in any event within one (1) Business Day following the date on which the Company enters into such Alternative Acquisition Agreement, by wire transfer of same day funds to one or more accounts designated by Parent or its designee; provided, however, that for purposes of this Section 8.2(b)(iii), the references to "ten percent (10%)" in the definition of Acquisition Proposal shall be deemed to be references to "fifty percent (50%)."

            (iv)  For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion or to pay Parent's Reimbursable Expenses on more than one occasion.

             (v)  Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.5 either (but not both) (A) Parent and Merger Sub's right to seek to recover damages in an amount not to exceed the Capped Damages pursuant to Section 8.2(a) or (B) Energy Capital Partners Management II,  LP's right to receive payment from the Company of the Parent's Reimbursable Expenses and/or Company Termination Fee pursuant to Section 8.2(b) shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and the Company Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees agents, affiliates or assignees (collectively, the "Company Group") for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of either the Company Termination Fee or any Capped Damages which are awarded, the Company Group shall not have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (except that the Company shall also be obligated with respect to Section 8.2(d) and, in the event that Parent's Reimbursable Expenses are paid by the Company but not the Company Termination Fee, Section 8.2(b)(iii)).

          (c)    Parent Termination Fee.

              (i)  In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii), Parent shall pay or cause to be paid the Parent Termination Fee to the Company promptly, but in any event within two (2) Business Days following such termination, by wire transfer of same day funds to one or more accounts designated by the Company.

             (ii)  For the avoidance of doubt, in no event shall Parent and Guarantor be obligated to pay, or cause to be paid, the Parent Termination Fee on more than one occasion, whether pursuant to this Agreement or the Guarantee.

            (iii)  Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.2(a) and Section 9.5, the Company's right to receive payment from Parent of the Parent Termination Fee pursuant to Section 8.2(c)(i) shall constitute the sole and exclusive remedy of the Company and the Company Subsidiaries against Parent, Merger Sub, the Guarantor, the Debt Financing Sources or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (excluding the Company, the Company Subsidiaries, the Magnox Companies and any Company Joint Ventures, collectively, the "Parent Group") for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Parent Termination Fee, the Parent Group shall not have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, (A) that Parent shall also be obligated with respect to Section 8.2(d) and (B) if the proceeds of the Debt Financing are available to be drawn down at the Closing pursuant to the terms of the Debt Commitment Letters or if the failure of the proceeds of the Debt Financing to be available to be drawn down at the Closing pursuant to the terms of the Debt Commitment Letters is the result of a breach of this Agreement by Parent or Merger Sub, and all the conditions under Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and the Closing does not occur, then (x) Parent shall pay, or cause to be paid, to the Company an amount equal to the Parent Termination Fee not later than the second (2nd) Business Day after the Company terminates the Agreement; and (y) the Company shall be entitled to payment from Parent of an amount equal to the Company's aggregate losses, if any, in excess of the Parent Termination Fee resulting from Parent or Merger Sub's Intentional Breach of this Agreement (but, together with the receipt of the Parent Termination Fee, subject to the Capped Damages). In no event shall the Company be entitled to seek or obtain any recovery or judgment in excess of the Parent Termination Fee against the Debt Financing Sources, including for any type of damage relating to this Agreement; provided that nothing in this Agreement shall in any way limit or modify any Debt Financing Source's obligations to Parent or Merger Sub under the Debt Commitment Letters.

            (iv)  If any payment of the Parent Termination Fee is made pursuant to Section 8.2(c)(i), unless payments are owed pursuant to clause (y) of Section 8.2(c)(iii)(B), than such payment (A) shall constitute liquidated damages with respect to any claim for damages or any other claim which the Company would be entitled to assert against Parent, any member of the Parent Group (and such payment of the Parent Termination Fee shall be the sole and exclusive remedy) or any of their respective assets with respect to any such termination of this Agreement, and (B) shall constitute the sole and exclusive remedy with respect to any such termination of this Agreement based upon any breach or misrepresentation of any of the representations, warranties or covenants of Parent or Merger Sub in this Agreement, the failure to obtain Debt Financing or the failure by Parent to effect the Closing regardless of whether the Debt Financing is available. For the avoidance of doubt, Company is entitled to make a claim for both the Parent Termination Fee and for liabilities or damages arising from any breach or misrepresentation of any of the representations, warranties or covenants of Parent or Merger Sub in this Agreement, the failure to obtain Debt Financing or the failure by Parent to effect the Closing regardless of whether the Debt Financing is available.

          (d)    Acknowledgement.    Each Party acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee, Parent's Reimbursable Expenses, or Parent Termination Fee are payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.2(b) or Section 8.2(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 8.2, the Parties would not have entered into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, either Parent, Energy Capital Partners Management II, LP or the Company, as the case may be, commences a suit that results in a judgment against any Party for the payment of any amount set forth in this Section 8.2, such paying Party shall pay the prevailing Party's costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

          (e)    Fees and Expenses.    Subject to Section 6.5 and except as otherwise provided in this Section 8.2, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such Expenses. If the Closing occurs, except as provided in Section 3.2(b), Parent shall pay, or cause to be paid, all documentary, sales, use, real property transfer, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby, and shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.

          (f)    In no event shall either Party be entitled to seek or obtain any recovery or judgment in excess of the Capped Damages which are awarded against the Party or any of their respective assets, and in no event shall either Party be entitled to seek or obtain any other damages of any kind against the other Party, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Guarantee or the transactions contemplated hereby and thereby (including, any breach by either Party), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, this Section 8.2(f) shall not limit the right of the Parties to seek specific performance of this Agreement pursuant to, and subject to the limitations in, Section 9.5 prior to the termination of this Agreement; and provided, further, in no event will either Party be entitled to receive more than one of the following remedies: (i) a grant of specific performance as provided in Section 9.5, (ii) the payment of all or any portion of the Company Termination Fee, in the case of termination by the Parent, or the Parent Termination Fee, in the case of termination by the Company, under Section 8.2, and (iii) a recovery of damages in an amount not to exceed the Capped Damages.

        Section 8.3    Extension; Waiver.    At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law and, subject to the proviso in Section 8.4, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 8.4    Amendment.    This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, that after approval of the Agreement by the stockholders of the Company, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without further stockholder approval. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company. Notwithstanding anything to the contrary contained herein, Section 8.2(c)(iii), this Section 8.4, Section 9.5, Section 9.6 and Section 9.7 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of such Sections) may not be modified, waived or terminated in a manner that adversely affects the rights of the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

ARTICLE IX
GENERAL PROVISIONS

        Section 9.1    Non-Survival of Representations and Warranties.    The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.10 and Section 6.12.

        Section 9.2    Notices.    Any notices or other communications required or permitted under, or otherwise given in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered in person, (b) upon confirmation of receipt, when transmitted by facsimile transmission or by electronic mail, (c) on receipt, after dispatch by registered or certified mail, postage prepaid, or (d) on the next Business Day, if transmitted by national overnight courier, addressed in each case as follows:

If to Parent or Merger Sub, at:
Rockwell Holdco, Inc.,
51 John F. Kennedy Parkway, Suite 200 Short Hills, NJ 07078
Attention:	Tyler Reeder
Chris Leininger
Facsimile:	(973) 671-6101
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP 885 Third Avenue New York, New York 10022
Attention:	David A. Kurzweil David C. Lee
Facsimile:	(212) 751-4864
If to the Company, at:
EnergySolutions, Inc. 423 West 300 South, Suite 200 Salt Lake City, Utah 84101
Attention:	General Counsel
Facsimile:	(801) 321-0453
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, California 94301
Attention:	Kenton J. King Leif B. King
Facsimile:	(650) 470-4570

        Section 9.3    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

        Section 9.4    Entire Agreement.    This Agreement (together with the Exhibits, Parent Disclosure Letter, Company Disclosure Letter and the other documents delivered pursuant hereto), the Financing Commitments, the Guarantee and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

        Section 9.5    Specific Performance.

          (a)   The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to the other provisions in this Section 9.5, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Subject to the other provisions in this Section 9.5, each of the Company and Parent acknowledges and agrees that, (i) each Party shall be entitled to seek to specifically enforce the terms and provisions of this Agreement, notwithstanding the potential availability of any monetary remedy set forth in Section 8.2, (ii) the provisions set forth in Section 8.2 (A) are not intended to, and do not adequately compensate for, the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party's right to seek specific enforcement, but that upon the payment of either the Parent Termination Fee and, without duplication, if applicable, any Capped Damages which are awarded, such right to seek (or receive) specific enforcement shall be immediately terminated and extinguished, and (iii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.

          (b)   Notwithstanding the foregoing in Section 9.5(a), the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing the Parent and the Merger Sub to, or to directly, cause the Equity Financing to be funded shall be subject to the requirements that: (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied, and remain satisfied, at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, (B) either (i) the Loan Amendments shall be in full force and effect, (ii) the Debt Financing or Alternative Financing has been funded, or (iii) the full proceeds of the Debt Financing or Alternative Financing would be available to be drawn down by the Parent at the Closing if the Equity Financing is funded at the Closing, and (C) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then it would take all actions that are within its control to cause the Closing pursuant to Section 2.2 to occur.

          (c)   Notwithstanding Section 9.5(a), the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Merger Sub to use reasonable best efforts to enforce the terms of the Debt Commitment Letters, which may include a demand that the Merger Sub and Parent file one or more lawsuits against the sources of Debt Financing to fully enforce such sources' obligations thereunder and the Parent's and the Merger Sub's rights thereunder, shall be subject to the requirements that: (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied, and remain satisfied, at the time when the Closing would have occurred but for the failure of the Debt Financing to be funded, and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, (B) all conditions to the consummation of the Debt Financing contemplated by the Debt Commitment Letters (other than the receipt of the Equity Financing, any conditions that are within the control of Parent or Merger Sub, and those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied and remain satisfied, (C) the Loan Amendments shall not be in full force and effect and (D) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then it would take all actions that are within its control to cause the Closing pursuant to Section 2.2 to occur.

          (d)   Each of the Parties hereby further waives (i) any defense in any action for specific performance in accordance with this Section 9.5 that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

          (e)   For the avoidance of doubt, while the Company may pursue (i) a grant of specific performance as provided in this Section 9.5, (ii) the payment of all or any portion of the Parent Termination Fee under Section 8.2(c), and/or (iii) a recovery of damages in an amount not to exceed the Capped Damages, under no circumstances shall the Company be permitted or entitled to receive more than one of the remedies described in clause (i), (ii) and (iii).

        Section 9.6    GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

          (a)   This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and irrevocably agree that any claim, suit, controversy, dispute, action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, in which any Debt Financing Source is a party arising out of, or in any way relating to, the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Debt Financing, shall be governed by, and construed in accordance with, the laws of the State of New York.

          (b)   Each of Parent, Merger Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware) for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

          (c)   Each of the Parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided for in Section 9.2(a), (c) and (d), and nothing in this Section 9.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any Party's rights to seek any post-judgment relief regarding, or appeal from, such final trial court judgment.

          (d)   Each of the Parties hereto (i) agrees that it will not bring or support any claim, suit, action, proceeding, cross-claim or third-party claim against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof (each, a "Debt Financing Party Claim"), in any forum other than any state or federal court of competent jurisdiction sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof, and each of the Parties hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) hereby waives, to the fullest extent permitted by law, any objection which any of them may have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such claim, suit, action or proceeding in any such court and (iii) the waiver contained in Section 9.6(e) shall apply to any Debt Financing Party Claim.

          (e)   EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. THE PARTIES HEREBY FURTHER WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY DEBT FINANCING SOURCE PARTIES IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT OR THE DEBT FINANCING OR THE PERFORMANCE THEREOF.

        Section 9.7    No Third-Party Beneficiaries.    This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns, except for (a) the rights of the Company's stockholders to receive the Merger Consideration at the Effective Time, (b) the right of the holders of Company Options and Company Stock-Based Awards to be paid pursuant to Section 3.5 at the Effective Time, (c) subject to the limitations in Section 8.2(a), the right of the Company, on behalf of its stockholders and holders of Company Options and Company Stock-Based Awards, to collect the aggregate Merger Consideration (or any portion thereof) and/or pursue damages (which shall include, to the extent proven, the total amount that could have been claimed by the Company's stockholders and holders of Company Options and Company Stock-Based Awards if such holders brought an action against Parent and Merger Sub and were recognized as intended third party beneficiaries hereunder) in the event of Parent's or Merger Sub's breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub, (d) the provisions of Section 6.12, (e) the rights of Energy Capital Partners Management II, LP set forth in Section 8.2(b) and Section 8.2(d), and (f) the rights, but not the obligations, of the Debt Financing Sources in this Agreement including the rights set forth in Section 8.2(c)(iii), Section 8.4, Section 9.5, Section 9.6 and this Section 9.7 (who are intended third-party beneficiaries thereunder and such provisions shall not be amended, modified or waived with respect to such Debt Financing Source without its prior written consent). The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 8.3 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the Knowledge of any of the Parties hereto. Accordingly, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 9.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; except that (a) Merger Sub may assign any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent and (b) Parent and Merger Sub may assign their respective rights, interest and obligations under this Agreement, in whole or in part, to any Debt Financing Source or other parties providing debt financing to the Surviving Corporation for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any such debt financing, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

        Section 9.9    Obligations of Parent and of the Company.    Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

        Section 9.10    Mutual Drafting.    Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of negotiations between the Parties.

        Section 9.11    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 9.12    Counterparts.    This Agreement may be executed by facsimile or .pdf and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows.]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROCKWELL HOLDCO, INC., a Delaware corporation
By:	/s/ TYLER REEDER Name: Tyler Reeder Title: Chief Executive Officer and President
ROCKWELL ACQUISITION CORP., a Delaware corporation
By:	/s/ TYLER REEDER Name: Tyler Reeder Title: Chief Executive Officer and President
EnergySolutions, Inc., a Delaware corporation
By:	/s/ DAVID J. LOCKWOOD Name: David J. Lockwood Title: President & CEO

EXHIBIT A

List of Knowledge Persons

Company:

David Lockwood

Mark Morant

John A. Christian

Alan Parker

Gregory Wood

Christian Robinson

Dan Shrum

Richard Tooze

David Nilsson

A-1

EXHIBIT B

List of Knowledge Persons

Parent:

Tyler Reeder

Rahul Advani

Chris Leininger

B-1

QuickLinks

  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER BY AND AMONG ROCKWELL HOLDCO, INC., ROCKWELL ACQUISITION CORP. and ENERGY SOLUTIONS , INC. Dated as of January 7, 2013
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE I DEFINED TERMS AND INTERPRETATION
ARTICLE II THE MERGER
ARTICLE III CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE VI COVENANTS
ARTICLE VII CLOSING CONDITIONS
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX GENERAL PROVISIONS
EXHIBIT A
EXHIBIT B